UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Under § 240.14a-12

CBL & ASSOCIATES PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 4, 2009 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,

Chairman of the Board and
Chief Executive Officer

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 4, 2009 at 4:00 p.m. (EDT) for the following purposes:

1.	To re-elect two directors to serve for a term of three years and until their respective successors are elected and qualified;

2.	To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2009;

3.

To act upon a stockholder proposal, if properly presented at the Annual Meeting, which the Board of Directors and management unanimously oppose, to request that the Board of Directors take the necessary steps to declassify the Board of Directors and require annual election of all the Company’s directors; and

4.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 9, 2009, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

President and Secretary

Chattanooga, Tennessee

March 27, 2009

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.

2030 Hamilton Place Blvd.

Suite 500

CBL Center

Chattanooga, Tennessee 37421

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2009

PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 4, 2009, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company’s fiscal year ended December 31, 2008, on or about March 27, 2009, to stockholders of record as of March 9, 2009.

VOTING SECURITIES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 9, 2009 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 66,407,096 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants (the “independent auditors”) for the Company’s fiscal year ending December 31, 2009 and, if properly presented at the Annual Meeting, for the approval of the stockholder proposal. Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock. Stockholders holding shares of Common Stock should complete, sign and return the proxy card to the Company. Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet.

Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the election of any nominee for director, so long as such nominee receives any affirmative votes. Abstentions and broker non-votes also are not counted as votes cast “for” or “against” a proposal, and so will have no effect on the ratification of the selection of the independent auditors or on approval of the stockholder proposal.

Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted FOR the election of the Board of Directors’ two nominees for re-election as directors of the Company; FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2009; and AGAINST the stockholder proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members divided into three classes (having two, three and four members, respectively) serving staggered three-year terms. Under the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), a majority of the directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”). Each year the term of office of one class of directors expires.

Upon the recommendation of the Company’s Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of John N. Foy and Matthew S. Dominski, whose present terms expire in 2009, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Dominski is one of the Company’s six Independent Directors. Mr. Dominski currently serves as a member of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. Mr. Foy is Vice Chairman of the Board, Chief Financial Officer and Treasurer of the Company and serves as a member of the Company’s Executive Committee. On February 4, 2009, Martin J. Cleary, an Independent Director of the Company whose term also expires in 2009, notified the Company of his decision, for personal reasons, to retire from the Board of Directors and not to stand for reelection upon the conclusion of his current term at the Company’s 2009 Annual Meeting. The Board of Directors is engaged in a search for a successor to fill Mr. Cleary’s seat, but as of the date of this Proxy Statement had not identified a suitable candidate to stand for election at the 2009 Annual Meeting.

Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Nominees

Set forth below is information with respect to the nominees for election:

Name	Age	Current Position*

Matthew S. Dominski	54	Director

John N. Foy	65	Vice Chairman of the Board of Directors, Chief Financial Officer and Treasurer

__________________

*

The position shown represents the individual’s position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.

Matthew S. Dominski joined the Company as a director on February 2, 2005, when he was appointed to the Board of Directors to fill the un-expired term of William J. Poorvu, who retired from the Company’s Board in July 2004. Mr. Dominski is a member of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”). Urban was formerly one of the largest regional mall property companies in the United States and was a publicly traded real estate investment trust (“REIT”) listed on the New York Stock Exchange (“NYSE”) and the Chicago Exchange. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he currently is joint owner. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers (“ICSC”).

John N. Foy has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a director and Chief Financial Officer of the Company since the completion of its initial public offering in November 1993. Until February 1999, he served as Executive Vice President – Finance, Chief Financial Officer and Secretary of the Company. Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company’s formation, he served in similar executive capacities with CBL’s Predecessor. Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family’s shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen Realty & Development Corp. (“Arlen”), and, in 1978, joined Charles B. Lebovitz in establishing CBL’s Predecessor. Mr. Foy served as the non-executive Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy currently serves as Chairman of the Board of Directors of Chattanooga Neighborhood Enterprise, a non-profit organization based in Chattanooga, Tennessee, as a member of the Board of Trustees of the University of Tennessee, and as a member of the Board of Directors of the Electric Power Board of Chattanooga, a non-profit agency of the City of Chattanooga, Tennessee. Mr. Foy is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE

TWO DIRECTORS NAMED ABOVE

Directors and Executive Officers

Set forth below is information with respect to those individuals serving as directors and executive officers of the Company as of March 9, 2009 (other than John N. Foy and Matthew S. Dominski):

Name	Term Expires (1)	Age	Current Position (2)
Charles B. Lebovitz	2011	72	Chairman of the Board of Directors and Chief Executive Officer
Stephen D. Lebovitz	2010	48	Director, President and Secretary
Claude M. Ballard	2011	79	Director
Gary L. Bryenton	2011	69	Director
Martin J. Cleary	2009	73	Director (3)
Leo Fields	2011	80	Director
Winston W. Walker	2010	65	Director
Ben S. Landress	—	81	Executive Vice President – Management
Augustus N. Stephas	—	66	Chief Operating Officer – Senior Vice President
Michael I. Lebovitz	—	45	Chief Development Officer – Senior Vice President
Victoria S. Berghel	—	56	Senior Vice President – General Counsel
Howard B. Grody	—	48	Senior Vice President – Leasing
Alan L. Lebovitz	—	41	Senior Vice President – Asset Management
Mark D. Mancuso	—	54	Senior Vice President – Development
Farzana K. Mitchell	—	57	Senior Vice President – Finance
Jerry L. Sink	—	58	Senior Vice President – Mall Management
Charles W.A. Willett, Jr.	—	59	Senior Vice President – Real Estate Finance

(1)	Indicates expiration of term as a director.
(2)	The position shown represents the individual’s position with the Company and with the Management Company.
(3)	Mr. Cleary is retiring, effective upon the expiration of his current term at the 2009 Annual Meeting.

            Charles B. Lebovitz has served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993 and is Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business. In 1970, he became affiliated with Arlen where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates (the “Associates”), including John N. Foy and Ben S. Landress. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute. He is a past president of the B’nai Zion Congregation of Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz also has previously served as Chairman of the ICSC and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of NAREIT. He is also a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga and a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees. He is the father of Stephen D. Lebovitz, Michael I. Lebovitz and Alan L. Lebovitz, executive officers of the Company.

Stephen D. Lebovitz has served as President and Secretary of the Company since February 1999 and as a Director of the Company since the completion of its initial public offering in November 1993. Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company. Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He holds a MBA from Harvard University. Mr. Lebovitz is past president of the Boston Jewish Family & Children's Service, co-chair of the 2009 Annual Campaign and a member of the Board of Directors of Boston's Combined Jewish Philanthropies, and a former member of the Board of Trust of Children’s Hospital, Boston. He is a past Trustee and Divisional Vice President of the ICSC (2002-08). Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

Claude M. Ballard, CRE, M.A.I. has served as a director of the Company since the completion of its initial public offering in November 1993 and is Chairman of the Compensation Committee and a member of the Audit and Nominating/Corporate Governance Committees of the Board of Directors. Mr. Ballard has served as a general partner, limited partner and senior consultant of Goldman, Sachs & Co. and as a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a director of Quapaw Council, Boy Scouts of America, Horizon Hotel Corp. and Research Solutions, Inc. Mr. Ballard is a member of the Board of Directors of St. Vincent’s Infirmary, Little Rock, Arkansas.

Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”). Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company’s Board of Directors. Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP and has formerly served as the firm’s Executive Partner and Chief Operating Officer. He currently is a member of the Board of Trustees of each of Heidelberg College and the Rutherford B. Hayes Presidential Center.

Martin J. Cleary joined the Company as director on January 31, 2001, in accordance with the terms of the Jacobs Acquisition. Mr. Cleary is a member of the Compensation Committee of the Company’s Board of Directors. Mr. Cleary is the former President and Chief Operating Officer of The Richard E. Jacobs Group, Inc. Mr. Cleary is also an ex-officio Trustee and former Chairman of the ICSC.

Leo Fields has served as a director of the Company since the completion of its initial public offering in November 1993 and is a member of the Executive Committee of the Board of Directors. Mr. Fields has served as Executive Vice President of Gerald L. Ray Associates, Ltd., an investment advisory firm, since February 15, 2009. Mr. Fields served as Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991, until that firm was purchased by Gerald L. Ray Associates, Ltd. on February 15, 2009. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale’s Executive Committee. Mr. Fields is also a director of the M. B. and Edna Zale Foundation.

Winston W. Walker has served as a director of the Company since the completion of its initial public offering in November 1993. He is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors and is Chairman of the Audit Committee. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America (“Provident”) from 1987 until 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a REIT listed on the NYSE.

Ben S. Landress serves as Executive Vice President – Management of the Company. He has held that position since January 1997. Prior to that time, Mr. Landress served as Senior Vice President - Management and prior thereto, he served in a similar capacity with CBL’s Predecessor. Mr. Landress is responsible for general corporate administration and is the Company’s Compliance Officer. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business. In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Augustus N. Stephas serves as Chief Operating Officer – Senior Vice President of the Company. He was promoted to that position in February 2007. Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held these positions since January 1997. Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Michael I. Lebovitz serves as Chief Development Officer – Senior Vice President of the Company. He was promoted to that position in June 2006. Previously, Mr. Lebovitz served the Company as Senior Vice President – Mall Projects, having held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel. Mr. Lebovitz currently serves on the national boards of United Jewish Communities, the United Israel Appeal and the United States Holocaust Memorial Council, and was recently named National Campaign Chair for the United Jewish Communities/Jewish Federations of North America for 2010 – 2011. He is also a member of the Board of the United Way of Greater Chattanooga. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Victoria S. Berghel serves as Senior Vice President – General Counsel of the Company. She was promoted to that position effective January 1, 2006. Ms. Berghel formerly served as Vice President – Deputy General Counsel since joining the Company in February 2004. Prior to joining the Company, Ms. Berghel served as a Vice President – Law – Real Estate, Construction and Environmental Affairs for Sears, Roebuck and Co. (1996 – 2004). Before joining Sears in 1996, she was a partner with the Baltimore, Maryland law firm of Weinberg & Green (now part of the law firm of Saul Ewing LLP). Ms. Berghel earned her law degree from the University of Maryland School of Law (J.D., 1977) where she was on the Editorial Board of the Maryland Law Review. Ms. Berghel has been a member of the American College of Real Estate Lawyers since 1989 and has served as Chair of the Maryland State Bar Association’s Section of Real Property, Planning and Zoning from 1994 to 1996. She serves on the Advisory Board of the John Marshall School of Law LLM-Real Estate program and is a member of the Law Conference Program Committee for the ICSC having previously served as co-chair (2003) and chair (2004) of the ICSC Law Conference and as a dean of the ICSC University of Shopping Centers School of Shopping Center Law.

Howard B. Grody serves as Senior Vice President – Leasing of the Company. He was promoted to that position effective June 17, 2008. Previously, Mr. Grody had served as Vice President – Mall Leasing of the

Company since 2000. Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall Development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, assuming leasing responsibilities for the Company’s three Nashville-area malls. Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates.

Alan L. Lebovitz serves as Senior Vice President – Asset Management of the Company. He was promoted to that position effective February 23, 2009, having previously served as Vice President – Asset Management since 2002. Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995. Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained a MBA degree from Vanderbilt University prior to joining CBL in 1995. He is the immediate past president of the B’nai Zion Congregation of Chattanooga, a Leadership Chattanooga alumnus and is a member of the Board of the United Way of Greater Chattanooga. Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Mark D. Mancuso serves as Senior Vice President –Development of the Company. He was promoted to that position effective January 1, 2006. Mr. Mancuso formerly served as Vice President and Director of Community Center Development – Boston Office. Prior to joining the Company in 1989, he was a partner with The Pyramid Companies (1984-1989). Mr. Mancuso holds a MBA from Harvard University and is currently a State Director for the ICSC and Chairman of the Board of the West Suburban YMCA in Newton, Massachusetts.

Farzana K. Mitchell serves as Senior Vice President – Finance of the Company. She has held that position since September 2000. Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley). Ms. Mitchell served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio. From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT. Ms. Mitchell received her BBA degree in Economics, MBA in Accounting and a MS in Real Estate and Urban Affairs from Georgia State University. She is a certified public accountant, licensed in the state of Georgia.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company. He has held that position since February 1998. Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993. Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designation of Senior Certified Shopping Center Manager (“SCSM”) as recognized by the ICSC.

Charles W.A. Willett, Jr. serves as Senior Vice President – Real Estate Finance of the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company’s finance department and he served in a similar capacity with CBL’s Predecessor prior to 1993. Mr. Willett joined CBL’s Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, the Company currently holds a 1.6% sole general partner interest and a 55.1% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). See “Certain Relationships and Related Transactions – Operating Partnership Agreement; CBL Rights”. The Company conducts substantially all of its business through the Operating Partnership. The Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

On May 9, 2005, the Company’s stockholders approved an increase in the authorized shares of Common Stock under the Certificate of Incorporation to 180,000,000 shares from 95,000,000 shares. On May 10, 2005, the Board of Directors approved a two-for-one stock split of the Company’s Common Stock, which was effected in the form of a stock dividend (the “6/15/05 Stock Split”). The record date for the 6/15/05 Stock Split was June 1, 2005, and the distribution date was June 15, 2005. The common units and special common units of limited partnership interest in the Operating Partnership were also split on a two-for-one basis so that they continue to be exchangeable on a one-for-one basis into shares of the Company’s Common Stock. All references in this Proxy Statement to shares of our Common Stock, options to acquire such stock, and ownership interests in the Operating Partnership, have been adjusted to reflect the 6/15/05 Stock Split.

Certain Terms of the Jacobs Acquisition

In connection with the Jacobs Acquisition and pursuant to a voting and standstill agreement (the “Voting/Standstill Agreement”), the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees. Under the Voting/Standstill Agreement, JRI will continue to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the “Jacobs Persons”), as a group, beneficially own fewer than an aggregate of 13.55 million special common units (“SCUs”) in the Operating Partnership (or common units, if certain redemption or exchange provisions under the Operating Partnership Agreement have been triggered) and shares of Common Stock, following which JRI will be entitled to nominate only one Board member. JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than an aggregate of 6.67 million SCUs (or common units, if applicable) and shares of Common Stock. Pursuant to the Voting/Standstill Agreement, CBL’s Predecessor and certain of the Company’s executive officers have agreed to vote their shares in favor of JRI’s designees until the twelfth anniversary of the Jacobs Acquisition. Accordingly, it is anticipated that the ultimate selection of an individual to succeed Mr. Cleary as one of the Company’s Independent Directors, following his retirement from the Board in conjunction with the 2009 Annual Meeting, will be made by the Board of Directors in consultation with JRI pursuant to the terms of the Voting/Standstill Agreement. The Jacobs Persons have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. The Jacobs Persons also agreed until the twelfth anniversary of the Jacobs Acquisition to vote their shares in favor of the election of the Board’s nominees to the Board of Directors who are running unopposed and uncontested. Effective as of January 1, 2006, the Voting/Standstill Agreement was amended to remove Martin J. Cleary as a party to that agreement. Neither Martin J. Cleary nor Gary L. Bryenton are parties to the Voting/Standstill Agreement, nor is either of them a party to any agreement which obligates them to vote with management of the Company on any matter.

Corporate Governance Matters

Overview. The Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices and, effective as of January 1, 2006, the Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”). See “Corporate Governance Matters – Additional Policy Statements”. These documents can be accessed in the “Investing – Governance Documents” and “Investing – Board Committees” sections of the Company’s website at cblproperties.com or by directing a written request for copies to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Vice President – Corporate Communications and Investor Relations.

Director Independence. The Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the SEC and of the NYSE corporate governance standards. Pursuant to NYSE Rule 303A.02(a) and the provisions of the Company’s Director Independence Standards (as set forth below), the Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that six of the Company’s nine directors were independent under the standards of the SEC and NYSE and as set forth in the Company’s Director Independence Standards. Messrs. Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy, who are executive officers of the Company and employees of the Management Company, were not deemed independent. In making the independence determinations with respect to the other six directors, the Board considered the following matters and determined that they did not interfere with the independence of the following three directors: (i) with respect to Mr. Cleary and Mr. Bryenton, the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition as described above (see above “Certain Terms of the Jacobs Acquisition”); (ii) with respect to Mr. Cleary, the fact that, due to his retained ownership interests in certain entities within the Jacobs Group that contributed properties to the Operating Partnership in connection with the Jacobs Acquisition, he intends to recuse himself from participation in any Board decision involving the taxable sale of, or a significant reduction in the debt encumbering, any such properties that could trigger income tax liability based on the unrealized gain attributable to the difference between the fair market value and the adjusted tax basis in such properties immediately prior to the Jacobs Acquisition; (iii) with respect to Mr. Bryenton, the fact that he continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel); and (iv) with respect to Mr. Fields, the fact that he served through February 15, 2009 as Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm that has provided certain advisory services, from time to time, to Charles B. Lebovitz, members of his family and to the Lebovitz Family Charitable Trust, a charitable foundation. In 2008, fees paid to Weisberg & Fields, Inc. by Charles B. Lebovitz, members of his family and the Lebovitz Family Charitable Trust totaled approximately $184,012. The full text of the Director Independence Standards is as follows:

A.	GENERAL INDEPENDENCE REQUIREMENTS

In determining whether or not any director or nominee for director may be considered “independent”, the Board shall apply the following criteria:

(1)          No director or nominee shall be deemed “independent” unless the Board affirmatively determines that the director or nominee satisfies the requirements stated herein and has no material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company). For purposes of this test, a relationship with the Company shall be deemed to be a “material” relationship which precludes a determination that a director or nominee is independent if, in the opinion of the Board and in light of all the relevant facts and circumstances, such relationship (directly or indirectly) could materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. For purposes hereof, ownership of the Company’s stock (even in a significant amount) or ownership of securities convertible to the Company’s stock shall not be viewed, in and of themselves, as a bar to a finding of independence. To assist in this determination, the Company shall periodically (at least annually and prior to any nominee becoming a director for his or her initial term as a director) deliver to the directors and/or nominees for directorships a Directors and Officers Questionnaire designed to elicit information from such director or nominee as to material relationships and other information relative to these Independence Standards; and

(2)          In addition, to be considered “independent,” a director or nominee must satisfy all other independence criteria for directors of a publicly traded company which are now, or may be hereafter, set forth in applicable federal statutes and rules promulgated by the SEC, and in the related listing standards promulgated by the NYSE and any other exchange upon which the Company’s stock may be listed, as such statutes and/or rules and listing standards may be revised or amended from time to time.

B.          ADDITIONAL AUDIT COMMITTEE INDEPENDENCE REQUIREMENTS

In determining whether or not any director or nominee satisfies the “independence” requirement for Audit Committee membership, in addition to satisfying all of the requirements set forth in Paragraph A hereof, such director also must satisfy the following:

Such director or nominee must satisfy all additional requirements for the independence of audit committee members of publicly traded companies which are now, or may be hereafter, set forth in applicable federal statutes and rules promulgated by the SEC, and in the related listing standards promulgated by the NYSE and any other exchange upon which the Company’s stock may be listed, as such statutes and/or rules and listing standards may be revised or amended from time to time.

The Director Independence Standards also are included as an exhibit to the Company’s Corporate Governance Guidelines, which can be found in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. A copy may also be obtained upon request from the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above.

Additional Policy Statements. Effective as of January 1, 2006, the Company has included additional policy statements as part of the Corporate Governance Guidelines. A summary of these policy statements is as follows:

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least the lesser of 3,500 shares of the Company’s Common Stock or $150,000 worth of the Company’s Common Stock.

Minimum Stock Ownership for Executive Officers – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer, such executive officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	3x prior calendar year’s annual base salary
President	2x prior calendar year’s annual base salary
Chief Financial Officer	2x prior calendar year’s annual base salary
Executive Vice President	2x prior calendar year’s annual base salary
Senior Vice Presidents	1x prior calendar year’s annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors. The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company. If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders. In order for such director to continue to serve thereafter, he or she must be nominated and duly elected to fill the remainder of the term to which the director was originally appointed (or for another full term, as appropriate).

Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation. The Board of Directors has designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions. The Independent Directors met in four executive sessions during 2008.

Communicating with the Board of Directors. The Company provides a process for stockholders and other interested parties to send communications to the Board or any of the directors. Such persons may send written communications to the Board or any of the directors c/o the Company’s Vice President – Corporate Communications and Investor Relations, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company’s Vice President – Corporate Communications and Investor Relations and submitted to the Board or the individual director(s) to whom such communication is addressed. It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting. All of the Company’s directors attended the 2008 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics. The Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

The Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees. The Board of Directors met nine times and took action by unanimous written consent one time during 2008. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2008.

Executive Committee. The Executive Committee is comprised of Charles B. Lebovitz (Chairman), John N. Foy and Leo Fields. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws. The Executive Committee met four times and took action by unanimous written consent three times during 2008.

Audit Committee. The Audit Committee is comprised of Winston W. Walker (Chairman), Claude M. Ballard, Gary L. Bryenton and Matthew S. Dominski, all of whom the Board of Directors has determined are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable. The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above. The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results. The Audit Committee met six times during 2008.

Compensation Committee. The Compensation Committee is comprised of Claude M. Ballard (Chairman), Martin J. Cleary, Matthew S. Dominski and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above. The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee administers the Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to the Stock Incentive Plan, such as the documentation and record-keeping functions concerning awards issued under the plan, to employees in the Company’s accounting and treasury departments, with assistance from Company counsel. Additional information concerning the Compensation Committee’s processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.” The Compensation Committee met three times and took action by unanimous written consent three times during 2008.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is comprised of Gary L. Bryenton (Chairman), Claude M. Ballard, Matthew S. Dominski and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures. The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire. The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee members). A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is set forth above and is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com. In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, diversity of background, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Cleary and Mr. Bryenton, the Nominating/Corporate Governance Committee

also considers the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition, as discussed above.

The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than November 27, 2009, in order to be considered for inclusion in the Company’s proxy statement for the 2010 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company. The Nominating/Corporate Governance Committee met two times and took action by unanimous written consent one time during 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 9, 2009, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	5,491,320	8.27%	4.69%
Barclays Global Investors, NA (4) 400 Howard Street San Francisco, CA 94105	4,978,200	7.50%	4.25%
The Vanguard Group, Inc (5). 100 Vanguard Blvd. Malvern, PA 19355	4,893,393	7.37%	4.18%
Affiliates of Jacobs Realty Investors Limited Partnership (6) 25425 Center Ridge Road Cleveland, OH 44145-4122	22,913,538	25.65%	19.58%
CBL & Associates, Inc.(“CBL’s Predecessor”) (7)	17,663,908	21.78%	15.10%
Charles B. Lebovitz (8)	19,349,764	23.53%	16.54%
John N. Foy (9)	1,228,123	1.84%	1.05%
Stephen D. Lebovitz (10)	989,321	1.48%	*
Ronald L. Fullam (11)	69,354	*	*
Eric P. Snyder (12)	108,256	*	*
R. Stephen Tingle (13)	65,954	*	*
Martin J. Cleary (14)	447,136	*	*
Leo Fields (15)	138,550	*	*
Claude M. Ballard (16)	114,150	*	*
Winston W. Walker (17)	113,150	*	*
Matthew S. Dominski (18)	2,500	*	*
Gary L. Bryenton (19)	7,150	*	*
All executive officers and directors (22 persons) as a group (20)	24,450,688	28.88%	20.84%

* Less than 1%

(1)

The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Third Amended and Restated Partnership Agreement of the Operating Partnership and all subsequent amendments thereto (collectively, the “Operating Partnership Agreement”), each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the executive officers named in this Proxy Statement, has the right (“CBL Rights”) to exchange all or a portion of its common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 66,407,096 shares of Common Stock actually outstanding as of March 9, 2009, (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 50,610,613 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying footnotes, each individual’s share of 331,190 shares of Common Stock that may be acquired within 60 days of March 9, 2009 upon the exercise of outstanding options by the individual whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)

The Fully-Diluted Percentage calculation is based on (i) 66,407,096 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of common units and SCUs of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 117,017,709 shares of Common Stock. The Fully-Diluted Percentage calculation does not include 331,190 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of March 9, 2009 upon the exercise of outstanding options.

(3)

In a Schedule 13G/A filed on February 12, 2009 by T. Rowe Price Associates, Inc. (“TRP”) and one of its affiliated companies, TRP reported, as of December 31, 2008, aggregate beneficial ownership of 5,491,320 shares of Common Stock, or 14.96% of the total shares outstanding as of March 9, 2009. TRP and its affiliate reported that, of the 5,491,320 shares of Common Stock beneficially owned, they possessed sole voting power with respect to 5,486,820 shares of Common Stock and sole dispositive power with respect to 5,491,320 shares of Common Stock, as follows: TRP (sole voting power over 1,041,400 shares and sole dispositive power over 5,491,320 shares); T. Rowe Price Real Estate Fund, Inc. (sole voting power over 4,445,420 shares and sole dispositive power over 0 shares).

(4)

In a Schedule 13G filed on February 5, 2009 by Barclays Global Investors, NA (“BGI”) and a group of its affiliated companies, BGI reported, as of December 31, 2008, aggregate beneficial ownership of 4,978,200 shares of Common Stock, or 7.50% of the total shares outstanding as of March 9, 2009. Of the 4,978,200 shares of Common Stock beneficially owned, BGI and its affiliates reported that they possessed sole voting power with respect to 4,476,278 shares of Common Stock and sole dispositive power with respect to 4,978,200 shares of Common Stock, as follows: BGI (sole voting power over 3,176,432 shares and sole dispositive power over 3,655,440 shares); Barclays Global Fund Advisors (sole voting and dispositive power over 1,066,595 shares); Barclays Global Investors, Ltd. (sole voting power over 98,337 shares and sole dispositive power over 121,251 shares); Barclays Global Investors Japan Limited (sole voting and dispositive power over 121,085 shares); Barclays Global Investors Canada Limited (sole voting and dispositive power over 6,131 shares); and Barclays Global Investors Australia Limited (sole voting and dispositive power over 7,698 shares).

(5)

In a Schedule 13G filed on February 13, 2009 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2008, it beneficially owned 4,893,393 shares of Common Stock, or 7.37% of the total shares outstanding as of March 9, 2009. Vanguard reported that of the 4,893,393 shares of

Common Stock beneficially owned, it possesses sole voting power with respect to 27,559 shares of Common Stock and sole dispositive power with respect of 4,893,393 shares of Common Stock.

(6)

Includes 22,913,538 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to SCUs owned by the Jacobs Group. The Jacobs Group received the above-referenced SCUs as part of the Jacobs Acquisition. See “Election of Directors – Certain Terms of the Jacobs Acquisition.”

(7)

Includes (i) 2,985,678 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL’s Predecessor), (ii) 14,483,498 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 194,732 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(8)

Includes (i) 447,531 shares of unrestricted Common Stock owned directly, (ii) 23,640 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan (3,000 of which will vest within sixty days of March 9, 2009), (iii) 10,847 shares owned by Mr. Lebovitz’ wife and 41,645 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iv) 705,806 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 17,663,908 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (7) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor, and (vi) 456,388 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

(9)

Includes (i) 759,545 shares of unrestricted Common Stock owned directly, (ii) 23,640 shares of restricted Common Stock that Mr. Foy received under the Stock Incentive Plan (3,000 of which will vest within sixty days of March 9, 2009), (iii) 2,456 shares of Common Stock held by a family trust as to which Mr. Foy serves as trustee; (iv) 378,482 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and (v) 64,000 shares of Common Stock subject to currently exercisable options granted under the Stock Incentive Plan. Totals do not include Mr. Foy’s pro-rata interest in 1,000 shares held by an investment club of which he is a member, but as to which he exercises no voting or investment power.

(10)

Includes (i) 462,409 shares of unrestricted Common Stock owned directly, (ii) 23,640 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan (3,000 of which will vest within sixty days of March 9, 2009), and (iii) 503,272 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights.

(11)	Includes (i) 41,145 shares of Common Stock owned directly and (ii) 28,209 shares of Common Stock subject to currently exercisable stock options granted to Mr. Fullam under the Stock Incentive Plan.

(12)

Includes (i) 11,378 shares of unrestricted Common Stock owned directly (10,378 of which are held in a joint account with Mr. Snyder’s wife and (ii) 96,878 shares of Common Stock that may be acquired by Mr. Snyder upon the exercise of CBL Rights.

(13)

Includes (i) 65,651 shares of Common Stock owned directly, (ii) 243 shares of Common Stock owned by Mr. Tingle’s individual retirement account, and (iii) 60 shares of Common Stock owned by Mr. Tingle’s wife as custodian for their children under the Uniform Gifts to Minors Act, as to which he may be deemed to share voting and investment power.

(14)

Includes (i) 441,186 shares of Common Stock that may be acquired by Mr. Cleary upon the exercise of CBL Rights with respect to SCUs indirectly owned by Mr. Cleary and which are included in the amount shown for the Jacobs Group, see Footnote (7) above, (ii) 2,000 shares of Common Stock subject to currently exercisable stock options granted to Mr. Cleary under the Stock Incentive Plan and (iii) 3,950 shares of restricted Common Stock granted to Mr. Cleary under the Stock Incentive Plan.

(15)

Includes (i) 53,000 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife and in which Mr. Fields serves as a general partner (including 1,000 shares of restricted Common Stock, as discussed below), (ii) 80,600 shares of Common Stock held by members of Mr. Fields’ family, with respect to which Mr. Fields acts as investment adviser and might be deemed to share investment power, and of which Mr. Fields disclaims beneficial ownership, (iii) 2,000 shares of Common Stock owned by Mr. Fields as a tenant-in-common with his wife and (iv) 3,950 shares of restricted Common Stock granted to Mr. Fields under the Stock Incentive Plan (2,950 of which Mr. Fields holds directly and 1,000 of which he holds as part of the 53,000 shares held by his family limited partnership).

(16)

Includes (i) 61,050 shares of Common Stock owned directly, (ii) 1,950 shares held in a family trust, as to which Mr. Ballard serves as a Co-Trustee, (iii) 23,000 shares of Common Stock owned by a family limited partnership created by Mr. Ballard and his wife and in which Mr. Ballard serves as a general partner, (iv) 24,200 shares of Common Stock owned by the Ballard Family Foundation as to which Mr. Ballard may be deemed to share voting and investment power and of which Mr. Ballard disclaims beneficial ownership, and (v) 3,950 shares of restricted Common Stock granted to Mr. Ballard under the Stock Incentive Plan.

(17)

Includes (i) 100,000 shares of Common Stock owned by a trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (ii) 6,200 shares of Common Stock owned by Mr. Walker’s individual retirement account, (iii) 3,000 shares of Common Stock owned by Mr. Walker’s wife, as to which he may be deemed to share voting and investment power and (iv) 3,950 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(18)	Includes 3,250 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(19)

Includes (i) 1,200 shares of Common Stock owned directly, (ii) 2,000 shares of Common Stock subject to currently exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and (iii) 3,950 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(20)

Includes an aggregate of (i) 6,044,017 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit and an additional 16,672 of which are held in brokerage accounts subject to margin lending arrangements), (ii) 140,620 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan (14,520 of which will vest within sixty days of March 9, 2009), (iii) 17,934,862 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities and (iv) 331,190 shares of Common Stock subject to options granted to members of such group under the Stock Incentive Plan that are currently exercisable. Pursuant to applicable SEC rules, totals reported above for beneficial ownership as of March 9, 2009 include shares beneficially owned by three individuals (Messrs. Fullam, Snyder and Tingle) who, as discussed below, are “Named Executive Officers” for purposes of the disclosures contained in this Proxy Statement, but were no longer employed by the Company as of March 9, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2008 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings for the following executive officers: Howard B. Grody (1 report covering 1 transaction); Charles W. A. Willett, Jr. (1 report covering 1 transaction); Charles B. Lebovitz (1 report covering 5 transactions); and, due to an oversight in the Company’s reporting of certain exempt tax withholding transactions concerning restricted stock that vested in May 2008, 1 report covering 1 transaction for each of the following executive officers: Ronald L. Fullam, Stephen D. Lebovitz, Mark D. Mancuso, Charles H. May II, Jerry L. Sink, R. Stephen Tingle, and Charles W. A. Willett, Jr. Additionally, Ben S. Landress had one late amendment filed to correct a 40-share error on a transaction that otherwise was timely reported. The Company is not aware of any other failures to file a required report by any of its Section 16(a) reporting persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview: Compensation Process and Philosophy

The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls, open air and community centers. The Company itself has no employees other than its statutory officers and its officers receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of the Company’s business.

The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Company’s Amended and Restated Stock Incentive Plan, as amended (the “Stock Incentive Plan”). The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. Historically, the Compensation Committee typically met twice during each year. As discussed below, however, beginning in 2008 a third regularly scheduled meeting was added in the first quarter of each year related to consideration of the amount of annual restricted stock awards (if any) to be granted under the Stock Incentive Plan. The Compensation Committee may meet more often if needed.

The factors, objectives and policies underlying each element of compensation paid to the “Named Executive Officers,” as determined in accordance with SEC rules, are discussed below. For 2008, the group of Named Executive Officers included three executives whose employment with the Company is continuing in 2009: Charles B. Lebovitz, the Company’s Chairman and Chief Executive Officer; John N. Foy, its Vice Chairman, Chief Financial Officer and Treasurer; and Stephen D. Lebovitz, its President and Secretary. The Company’s Named Executive Officers for 2008 also included three former officers who received retirement and/or severance benefits which, under applicable SEC rules, placed them in this group: Eric P. Snyder, the Company’s former Senior Vice President – Director of Corporate Leasing; Ronald L. Fullam, a former Senior Vice President – Development of the Company; and R. Stephen Tingle, a former Senior Vice President – Development of the Company.

The Compensation Committee’s objectives in administering the Company’s executive compensation with respect to the Named Executive Officers are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company’s performance, and simple in design. To fulfill these objectives, the compensation approach for the Named Executive Officers includes three primary elements: (i) base salary, (ii) discretionary bonuses and (iii) periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. Rather than utilize complicated, formula-based plans to compensate the Company’s executives on the basis of performance targets or other criteria, the Compensation Committee has chosen (as discussed in more detail below) to rely on grants of time-vesting restricted stock, coupled with an opportunity for officers to elect to receive annual bonuses in unrestricted shares of Common Stock, as a means of providing compensation to CBL’s executives which rewards them for the creation of long-term value for the Company’s stockholders. The Compensation Committee believes that this approach best serves the objective of linking management’s long-term economic interests with those of CBL’s stockholders while also making this linkage as transparent as possible by preserving relative simplicity in the design and operation of the compensation plans.

The base salary and discretionary cash bonus components of the compensation of the Named Executive Officers are designed to provide the Company’s executives with immediate, tangible rewards commensurate with the Compensation Committee’s evaluation of their current contributions to the Company’s performance.

The Compensation Committee believes that one of the most effective means of both encouraging and rewarding the creation of long-term value for the Company’s stockholders by senior executives (including the Named Executive Officers), as well as retaining superior management talent, is to use the Stock Incentive Plan to ensure that such individuals attain a significant proprietary interest in the Company. As detailed above under the heading “Corporate Governance Matters – Additional Policy Statements,” the Company has adopted stock ownership guidelines for both non-employee directors and executive officers in its Corporate Governance Guidelines. The Compensation Committee, as well as the entire Board of Directors, believes that it is in the best interests of the Company’s stockholders for those who manage and oversee the Company’s operations to have a stake in the creation of long-term stockholder value. The time-vesting stock option and stock award elements of compensation, coupled with the opportunity (as discussed below) offered to all of the Company’s officers to receive amounts payable with respect to annual bonuses in unrestricted shares of Common Stock, are designed to work in conjunction with the stock ownership guidelines to encourage and create ownership and retention of the Company’s stock by both directors and key employees (including the Named Executive Officers), thereby matching their interests to those of stockholders and allowing the opportunity for such individuals to build a meaningful ownership stake in the Company.

Additionally, the Company’s four most senior executives – three of whom are Named Executive Officers Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz – historically have had agreements under the Stock Incentive Plan pursuant to which they receive all amounts representing annual increases over each of their base salaries since 1995 (net of the dollar amounts withheld for taxes) in the form of quarterly installments of the Company’s unrestricted Common Stock rather than cash, with the number of shares issued in payment of each such installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month. While Stephen D. Lebovitz requested the termination of this arrangement as to his future compensation for personal reasons during 2008 (which the Compensation Committee approved effective November 1, 2008), the Committee believes that these arrangements have set a favorable tone for management decisions throughout the organization, in that they represent a significant historical commitment by the Company’s top management to align both their immediate and long-term financial interests with those of the Company’s stockholders.

The Compensation Committee receives recommendations from CBL’s senior management as to the three elements that make up the compensation of the Named Executive Officers: (1) the base salaries for the Named Executive Officers, in conjunction with the preparation and approval of an annual executive compensation budget for the Company; (2) the maximum potential bonus to be provided for each Named Executive Officer, in conjunction with the preparation and approval of the annual executive compensation budget; and (3) the recommended amount of annual restricted stock grants to each Named Executive Officer, in conjunction with the preparation and approval of annual grants of restricted stock under the Company’s Stock Incentive Plan. Management’s recommended executive compensation budget, pursuant to which annual base salaries and bonus opportunities are determined, is normally approved for each year during the fourth quarter of the preceding fiscal year. Beginning with the restricted stock grants approved in February 2008 (in consideration of 2007 performance), management’s recommendations concerning the annual restricted stock awards for each year normally will be presented to the Compensation Committee at a meeting during the first quarter of the following year (usually in February), to allow both management and the Compensation Committee to consider the Company’s financial and operating results for the full preceding year in making such awards.

Management’s recommendations are presented to the Compensation Committee by the Company’s Chief Executive Officer, Charles B. Lebovitz, who, in consultation with senior management, including Augustus N. Stephas, John N. Foy and Stephen D. Lebovitz and others, prepares management’s recommendations regarding these matters. These recommendations include a recommendation regarding the annual base salary and potential annual bonus for Charles B. Lebovitz as the Company’s Chief Executive Officer, although the final decisions regarding these matters are left to the discretion of the Compensation Committee to determine based on the Committee’s own deliberations. Charles B. Lebovitz normally attends each meeting of the Compensation Committee by invitation (as do John N. Foy and Stephen D. Lebovitz, pursuant to invitations extended to all members of the Board to attend each Compensation Committee meeting). While neither Charles B. Lebovitz nor any other director who is not a member of the Compensation Committee has any vote on the Committee’s decisions, Charles B. Lebovitz has the primary responsibility for presenting management’s recommendations concerning the compensation for the Named Executive Officers and other officers of the Company to the Committee, and he participates actively in the Compensation Committee’s discussion of such matters.

Each executive officer of the Company, including the Named Executive Officers (other than Charles B. Lebovitz), receives an annual review of his/her performance in accordance with the procedure described below during each fiscal year. The Compensation Committee undertakes the annual review of the performance of Charles B. Lebovitz and meets with him in connection with such review. For all other executive officers, one or both of Charles B. Lebovitz and Stephen D. Lebovitz will participate in the annual review of each executive officer, and will meet with such officer as part of the review process. If the executive officer has an immediate supervisor, such supervisor will likewise participate in such annual review and in the in-person performance review with the officer, and will provide his or her subjective evaluation of the performance of the particular officer under his/her supervision. The role of both Charles B. Lebovitz and Stephen D. Lebovitz, as well as the role of any immediate supervisors involved in these annual reviews, has been to subjectively evaluate the performance of each officer as to his/her contribution to the overall success and growth of the Company taking into account the individual’s performance and results. Charles B. Lebovitz is responsible for conveying the results of these performance reviews to the Compensation Committee in conjunction with its review of management’s recommendations concerning the compensation of such individuals. In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management in consultation with Charles B. Lebovitz, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters.

The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives at a group of six comparable publicly traded mall REITs. The six publicly traded mall REITs used for comparison during 2008 were: General Growth Properties, Inc.; The Macerich Company; Glimcher Realty Trust; Simon Property Group, Inc.; Taubman Centers, Inc. and Pennsylvania Real Estate Investment Trust. This review of the compensation of similarly-situated executive officers is for the purpose of giving the Compensation Committee a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers and to provide to the Compensation Committee an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). The Compensation Committee does not, however, set specific competitive pay targets or objectives in this review or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies.

The Compensation Committee also gives general consideration in making compensation decisions to such issues as historical levels of compensation for each officer, the relationship of the level of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question. While neither management nor the Compensation Committee typically utilize specific formulas or quantitative metrics in recommending and approving compensation for the Named Executive Officers, management’s recommendations and the Compensation Committee’s review of those recommendations both take into account the overall performance of the Company. The performance of each Named Executive Officer is considered as set forth above, along with consideration of a number of indicators of the overall performance of the Company, including without limitation (i) the Company’s annual growth in funds from operations (or “FFO”, since FFO is one of the performance measures most commonly utilized by the market in analyzing the performance of REITs); (ii) the Company’s achievement of growth in net operating income (“NOI”); (iii) the Company’s maintenance of occupancy levels in its shopping centers and achievement of increases in such occupancy levels; and (iv) changes in the market price for the Company’s Common Stock. Each of these factors may be given more or less weight in the Compensation Committee’s overall evaluation from year to year, depending upon the Compensation Committee’s subjective evaluation, in consultation with the Chief Executive Officer, of the overall performance of the Company in a given year in relation to the performance of the overall economy and of the Company’s peers. While the individual performance of each Named Executive Officer is an important factor in the determination of his compensation, such performance is evaluated on a largely subjective basis by the Compensation Committee, considering the foregoing factors as well as the criteria discussed below with respect to each of the three major elements of compensation, but without any specific formulaic relationship to the overall performance of the Company or to any specific, quantitative performance metrics.

Additional Factors Affecting 2008 Compensation Decisions Concerning the Named Executive Officers

As discussed in the Annual Report to Stockholders which accompanies this Proxy Statement, the past two years, and particularly 2008, have proven to be one of the most difficult periods in the history of the retail industry. After a nearly uninterrupted thirteen year track record of solid growth in FFO, CBL posted negative FFO growth for 2007. While the Company achieved positive FFO growth of 3.9% for 2008, as discussed below this did not meet management’s targeted level for the year. Additionally, as with most of CBL’s peer mall REITs, the Company’s stock price came under significant pressure in the difficult economic environment of 2007 and experienced even more dramatic declines in 2008, particularly during the fourth quarter.

In light of these developments, in February 2008 the Compensation Committee accepted management’s recommendation to reduce the number of shares included in the annual restricted stock grant based on 2007 performance by approximately 50% versus the levels granted during the prior two years. The restricted stock grants to the Named Executive Officers in February 2008 reflected similar proportionate reductions.

As economic conditions in the retail industry continued to worsen throughout 2008, management and the Board of Directors determined it was necessary for the Company to take a number of proactive steps to strengthen the Company’s balance sheet and create additional liquidity, in an effort to regain and enhance long-term stockholder value. These steps entailed a number of cost-saving measures at our malls, headquarters and regional offices and the suspension of our future development program, including extremely difficult decisions to implement reductions in force that affected personnel at all levels of our organization and to reduce the dividend on the Company’s Common Stock in November 2008. At a meeting held on November 3, 2008, the Compensation Committee took the following actions, based on recommendations made by senior management, in consideration of these developments and the difficult and uncertain economic environment facing the Company for 2009:

•

The Compensation Committee decided to maintain the annual base salaries of each of the remaining “Named Executive Officers” from the Company’s 2008 Proxy Statement (including Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz) at 2008 levels, with no increase for 2009. The Compensation Committee also determined that the base salaries for the Company’s other executive officers would remain frozen at 2008 levels and the relatively modest increases approved for 2009 would not take effect unless the Company achieved FFO growth of at least 10% and same-center NOI growth of at least 3% for the year ended December 31, 2008.

•

The Compensation Committee approved certain adjustments to the maximum incentive awards previously approved for executives (other than the “Named Executive Officers” from the 2008 Proxy Statement), and also determined that only 50% of the amounts otherwise approved in consideration of projects or other matters that would result in payment of such bonuses after September 1, 2008 would be paid unless the Company achieved the above-referenced targets for growth in FFO and same-center NOI for the year ended December 31, 2008. In conjunction with this action, the Compensation Committee also (A) accepted decisions by Charles B. Lebovitz and John N. Foy that they would not accept any 2008 bonus compensation, in light of the difficulties faced by the Company during the year; (B) accepted senior management’s recommendation that the maximum bonus compensation previously approved for the other two 2008 “Named Executive Officers” be reduced by 50%, regardless of whether the Company achieved its year-end targets for FFO and same-center NOI growth; and (C) decided to take no action at the present time on establishing any prospective bonus criteria or payments for 2009 for the continuing Named Executive Officers (including Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz, as well as Augustus N. Stephas, who was a “Named Executive Officer” in the 2008 Proxy Statement).

Following the end of fiscal 2008, it was determined that the targeted levels for growth in FFO and same-center NOI had not been achieved. Accordingly, executive officer base salaries for 2009 remained frozen at 2008 levels and the payouts of 2008 bonus compensation were limited as described above.

Subsequently, during the first quarter of 2009 the Compensation Committee also accepted senior management’s recommendation that the Company make no restricted stock awards this year based on 2008 performance. This action reflected the same ongoing emphasis on reduction of corporate expenses (in this case, additional compensation expense) that led to the recent reductions in force and the salary freeze that has been implemented for 2009. Another factor influencing this decision was the favorable impact on liquidity that resulted from not increasing the Company’s dividend requirements through additional grants of restricted stock this year. Further, both the Compensation Committee and senior management felt that awarding additional restricted stock to Company employees at this time would be inappropriate in light of prevailing economic and business conditions, and the impacts that the Company’s declining stock price and the reduction of its Common Stock dividend as a result of those conditions have had on the Company’s other stockholders.

Employees affected by additional year-end reductions in force included two of the Named Executive Officers in this year’s Proxy Statement, Ronald L. Fullam and R. Stephen Tingle, both of whom previously held the position of Senior Vice President – Development with the Company. In recognition of the many contributions that each of these executives had made to CBL’s success over their long careers with the Company, senior management recommended, and the Compensation Committee approved, severance packages (described in more detail herein under “Potential Payments Upon Termination”) which included lump-sum payments equivalent to one year’s base salary and the vesting of all outstanding, unvested shares of restricted Common Stock held by each such officer pursuant to awards under the Stock Incentive Plan. Mr. Tingle’s agreement also provided for the payment of a portion of the bonus that he would have been eligible to earn during 2009, based on his contributions through December 31, 2008 to certain ongoing development projects expected to be completed during the current year. As previously disclosed in the Proxy Statement for the Company’s 2008 Annual Meeting, in conjunction with Eric P. Snyder’s March 31, 2008 retirement as Senior Vice President – Director of Corporate Leasing after more than 30 year of service dating to the founding of CBL’s predecessor, the Compensation Committee also approved an agreement with Mr. Snyder pursuant to which (i) Mr. Snyder was paid $1,000,000 in cash, plus $75,000 as a pro-rata share of his 2008 bonus compensation; (ii) all of Mr. Snyder’s outstanding, unvested shares of restricted Common Stock granted under the Stock Incentive Plan were vested upon his retirement; and (iii) Mr. Snyder and his wife were entitled to continue to participate in the Company’s health insurance plans on the same terms as similarly situated retirees under current Company policy.

Determination of the Three Primary Elements of Compensation for the Current Named Executive Officers

The following discussion provides additional information as to the factors considered by the Compensation Committee in evaluating and acting upon management’s recommendations with respect to each of the three major elements of compensation for CBL’s current Named Executive Officers.

Base Salaries – Management’s recommendations in the annual executive compensation budget as to base salaries are based on the historical levels of base salaries paid to the Named Executive Officers, with adjustments that management subjectively has deemed appropriate based on the overall performance of the Company and the overall performance of the Named Executive Officer. In reviewing and acting upon management’s recommendations as to base salaries, the Compensation Committee considers each officer’s level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his responsibilities and in overseeing the responsibilities of those under his supervision. The achievements of the particular division over which a Named Executive Officer has supervision are also considered by the Compensation Committee.

The Compensation Committee annually evaluates and approves adjustments to the base salaries of the Named Executive Officers, with such review and adjustments normally being undertaken during the fourth quarter to be effective for the following fiscal year. At meetings held on November 5, 2007 and November 3, 2008, based on management’s recommendations as presented to the Compensation Committee by the Chief Executive Officer and on the Compensation Committee’s subjectiveevaluation of the factors described above, the Compensation Committee set the base salaries of each of the Named Executive Officers as follows:

	2008 Base Salary	2009 Base Salary
Charles B. Lebovitz Chairman of the Board and Chief Executive Officer	$592,833	$592,833
John N. Foy Vice Chairman of the Board, Chief Financial Officer and Treasurer	$526,320	$526,320
Stephen D. Lebovitz Director, President and Secretary	$525,000	$525,000
Ronald L. Fullam Former Senior Vice President – Development	$375,000	$382,500*
R. Stephen Tingle Former Senior Vice President – Development	$312,000	$319,500*
Eric P. Snyder Former Senior Vice President – Director of Corporate Leasing	$486,000	N/A

*Proposed increases that would have taken effect, had these executives not terminated as of December 31, 2008,if the Company had achieved the FFO and same-center NOI increases discussed below for the year ended December 31, 2008.

In the case of each of these officers, other than Messrs. Fullam, Tingle and Snyder, the base salaries were approved to take effect as of January 1 of the relevant year. In the case of Messrs. Fullam and Tingle, the effective date was May 1 of the relevant year, and in the case of Mr. Snyder, the effective date was September 15 of the relevant year. For 2008, the increases in base salary as compared to 2007 amounted to approximately 3.0% for Charles B. Lebovitz, 4.0% for John N. Foy, 5.0% for Stephen D. Lebovitz, 3.8% for Ronald L. Fullam, 4.0% for R. Stephen Tingle and 4.3% for Eric P. Snyder. The weighted average increase in the base salaries of the Named Executive Officers for 2008 was 4.0%.

As indicated above, while the Compensation Committee, on November 3, 2008, had provisionally approved a weighted average base salary increase for 2009 of approximately 0.9% for the Named Executive Officers, as a group, it did not take effect because the Company did not achieve the minimum levels of growth in FFO and same-center NOI for the year ended December 31, 2008 specified by the Compensation Committee. In any event, following the subsequent reductions in force that occurred as of December 31, 2008, the three Named Executive Officers remaining are those senior executives for whom the Compensation Committee provided no increase in base salary for 2009.

Annual Bonus Opportunities – As part of establishing the annual executive compensation budget submitted to the Compensation Committee for approval, management also recommends a targeted maximum amount of annual bonus that may be earned by each Named Executive Officer for performance during the upcoming fiscal year. Management’s recommendations for these bonus targets are generally based on the amount of such awards that have been made in past years in relation to the criteria considered for each officer (as discussed below), with such increases or other adjustments as management deems advisable in light of the Company’s business plans for the current year. As with the base salary recommendations discussed above, management subjectively considers the overall performance of both the Named Executive Officers and the Company, including consideration of the factors referenced above, in preparing its recommendations as to annual bonus awards. Neither management nor the Compensation Committee, however, set targets or utilize specific formulas or quantitative metrics in developing and acting upon such recommendations.

As discussed above, in light of the current economic environment and the results experienced by the Company during 2008, the Compensation Committee accepted management’s recommendation that it exercise its discretion to reduce the amounts originally targeted for annual bonuses for 2008 as described above (including accepting the decisions of the Company’s Chief Executive Officer and Chief Financial Officer that they would not accept any bonuses for 2008). These reductions were reflected in the bonuses received by each of the Named Executive Officers.

For five of the six Named Executive Officers included in this Proxy Statement (John N. Foy, Stephen D. Lebovitz, Ronald L. Fullam, R. Stephen Tingle and Eric P. Snyder), the determination of the maximum targeted bonus for each officer as set forth in the annual compensation budget, as well as the determination of the amount of bonus ultimately paid, normally reflects consideration by both senior management (particularly the Chief Executive Officer) and the Compensation Committee of various factors related to the successful continuation and/or completion of development, financing, leasing and re-leasing, expansions, acquisitions, joint ventures and market transactions with respect to the Company and its properties identified by senior management and the Compensation Committee as being within such executive’s areas of responsibility. The material factors considered in making bonus determinations with reference to such projects include successful completion of development projects (i.e., completion of project construction or phases of construction on multi-phased projects and grand openings); achievement of acceptable pro forma returns; achievement of lease up levels for new developments and maintaining and increasing occupancy levels in existing projects in the Company’s portfolio; successful completion of financings (i.e., closing on financings and re-financings and enhancement of the Company’s debt structure); successful closing of acquisitions of additional properties for the Company’s portfolio; and successful completion of market transactions (i.e., issuances of additional equity securities and other market transactions). Since each of these factors may be significantly influenced by events affecting the national economy, as well as the local economies of the markets in which our shopping center properties are located, the degree of challenge presented to each officer in achieving successful performance may vary significantly from year to year, and may differ within a given year from that which was anticipated by the Compensation Committee in its initial budgeting for annual executive bonuses. Accordingly, as illustrated by the adjustments discussed above that were made in November 2008, the Compensation Committee’s final decision as to the bonuses paid each year is based on its overall, qualitative evaluation of each officer’s performance with regard to such factors in light of the Company’s performance and the external factors (economic and otherwise) that impacted such performance during the year.

It also is not unusual for changes in the projects so considered for each officer to be made during the course of the year based on changes in the Company’s development, acquisition, financing and market plans which may occur throughout any given year. Certain of these changes may be due to internal considerations, while others may be due to changes in market factors that are beyond the control of the Company or any of its individual executives. Accordingly, while the bonus paid to each executive for the year typically is not increased beyond the targeted amount approved by the Compensation Committee, the final bonus payment may be decreased (or, in cases of exceptional performance, increased within an approved level of allowable increases set forth in the overall executive compensation budget) versus the budgeted amount, and the projects ultimately considered in determining the amount of annual bonus paid to each officer may differ from those utilized in setting such officer’s maximum targeted bonus in the initial executive compensation budget based on such changes in the Company’s business plans during the year. These matters are reviewed by the Compensation Committee with the Chief Executive Officer, and revised as needed, when the Compensation Committee meets during the year, with final decisions for the year typically being made at the Compensation Committee’s meeting during the fourth quarter. The final bonus payout for each Named Executive Officer is determined by the Compensation Committee based on the Committee’s ultimate evaluation of such officer’s performance during the year, but within the parameters of the approved executive compensation budget and giving such consideration as the Compensation Committee deems appropriate, based on developments throughout the year, to the project-related matters and other factors described above.

For Named Executive Officers John N. Foy and Stephen D. Lebovitz, the projects among which the Compensation Committee allocates various components of their potential annual bonuses typically include the completion of acquisitions, closing of financing transactions, completion of phases of construction on development of shopping centers, completion and grand opening of shopping centers, completion of joint ventures and completion of securities offerings. For Named Executive Officers Ronald L. Fullam and R. Stephen Tingle, the projects among which the Compensation Committee allocated various components of their potential annual bonuses has typically included the completion of phases of construction on development of shopping centers, completion and grand opening of shopping centers, and similar milestones towards the successful completion of development projects considered by the Compensation Committee.

As previously noted, John N. Foy declined to accept any bonus compensation for 2008. Pursuant to the criteria described above, and as adjusted to reflect management’s recommendations and the reductions approved by the Compensation Committee in November 2008, the Company paid annual bonuses of $337,500 to Stephen D. Lebovitz, $75,000 to Ronald L. Fullam and $35,779 to R. Stephen Tingle for performance during 2008. Mr. Fullam elected in October 2008, pursuant to the stock election feature described below, to receive 7,308 unrestricted shares of Common Stock in payment of $25,000 of such bonus compensation, together with aggregate compensation (including deemed earnings based on the Company’s Common Stock dividend) of $220,246 attributable to bonus compensation that was earned for prior years but not paid due to an error in the Company’s administration of his compensation that was discovered during 2008. In determining the bonus paid to Mr. Lebovitz, the Compensation Committee considered his direct contributions to eleven of the development projects opened by the Company during the year or under development at year end, as well as his overall contributions to the leadership of the Company’s mall remodeling and expansion, financing and property acquisition/disposition activities during 2008. In determining the bonus paid to Mr. Fullam, the Compensation Committee considered his contributions to one of the development projects opened by the Company during the year, and in determining the bonus paid to Mr. Tingle, the Compensation Committee considered his contributions to two of the development projects opened by the Company during the year.

For Charles B. Lebovitz, the targeted bonus approved by the Compensation Committee in the annual executive compensation budget, as well as the Compensation Committee’s discretionary decision during the fourth quarter concerning the annual bonus ultimately paid to such officer, typically are based on the Compensation Committee’s subjectiveevaluation of the overall performance of the Company and of his contributions to such performance for the relevant fiscal year. The bonus payments to the Chief Executive Officer are not determined pursuant to the Compensation Committee’s consideration of specifically designated projects. Rather, for fiscal 2008, the Compensation Committee approved a potential bonus payment of up to $775,000 that could be earned by Mr. Lebovitz for performance during 2008, plus the opportunity to share (together with two other senior executive officers) in an unallocated discretionary bonus pool of up to $150,000 at year end, with the amount of actual bonus payments to Mr. Lebovitz, including the amount (if any) to be paid out of the $150,000 unallocated pool, intended to be determined during the fourth quarter of 2008 by the Compensation Committee based upon its evaluation of his performance and contributions to the Company’s overall performance during the year. As previously noted, however, Charles B. Lebovitz declined to accept any bonus compensation for 2008. Additionally, the Compensation Committee has elected, at present, to take no action on establishing any prospective bonus criteria or payments for 2009 for Named Executive Officers Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz.

As discussed above, the Compensation Committee customarily allows each officer who receives a bonus (including the Named Executive Officers) the choice of whether to have the bonus paid in cash or in unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan as an additional means of encouraging equity ownership in the Company. The number of shares issued for any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. Apart from Mr. Fullam’s election to receive the compensation described above in the form of 7,308 shares of unrestricted Common Stock in October 2008, no other Named Executive Officer elected to receive bonus payments in the form of stock during 2008.

Restricted Stock Awards – The third principal element of the annual compensation of the Company’s officers (including the Named Executive Officers) normally consists of awards of shares of restricted stock under the Company’s Stock Incentive Plan. The Compensation Committee’s objective in making restricted stock awards to the Company’s officers (including the Named Executive Officers) has been to increase the alignment of their economic interests with the interests of the Company’s stockholders, thereby supplementing the incentives provided by annual bonuses with additional incentives for the officers (including the Named Executive Officers) to manage the Company with a view towards maximizing long-term stockholder value.

Each year, management prepares and presents to the Compensation Committee a list of suggested amounts for the annual grant of restricted stock awards to the Company’s employees, including the Named Executive Officers, under the Stock Incentive Plan. The recommended levels of restricted stock awards are based on historical levels of such awards in past years with increases or decreases that management has subjectivelydeemed appropriate based on the overall performance of the Company, and also taking into account such matters as potential dilution and the number of shares available for issuance under the Stock Incentive Plan. As with the base salaries and annual bonus awards discussed above, no formulaic approach is utilized to determine management’s recommendations as to restricted stock awards to the Named Executive Officers. Both management’s recommendations and the Compensation Committee’s approval of such awards, however, are determined with reference to the principle that the number of shares of restricted stock included in each annual grant should reflect the recipient’s level of responsibility, such that the number of shares awarded is higher for individuals with greater responsibility and greater ability to influence the Company’s performance. Accordingly, the three largest grants of restricted stock, on an annual basis, normally have been made to the Company’s three most senior executive officers – Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy. The other Named Executive Officers typically have received grants of restricted stock commensurate with the amounts of such grants awarded to the other senior vice presidents of the Company.

Management does not necessarily consider any specific element of the performance of a Named Executive Officer in recommending to the Compensation Committee the levels of annual grants of restricted stock but, rather, subjectively considers the overall performance of both the Company and the Named Executive Officer, the number of shares granted in the past, and the scope of authority of each Named Executive Officer. The Compensation Committee reviews and acts upon management’s recommendations based upon its subjective evaluation of these same considerations. Ultimately, while the Compensation Committee’s decision regarding the number of shares of restricted stock granted to each Named Executive Officer in a given year incorporates consideration of both Company and individual officer performance, the most important elements that influence this decision are the Committee’s judgment regarding the overall number of shares to be granted and the appropriate allocation of shares to individuals at different levels of responsibility.

In keeping with this philosophy, in February 2008 the Compensation Committee accepted management’s recommendation to reduce the number of shares included in the annual restricted stock grant based on 2007 performance by approximately 50% versus the levels granted during the prior two years. The restricted stock grants to the Named Executive Officers in February 2008 reflected similar proportionate reductions. As discussed above, in light of the current economic environment and the results experienced by the Company during 2008, the Compensation Committee accepted senior management’s recommendation during the first quarter of 2009 that the Company should not make any restricted stock awards based on 2008 performance.

Section 162(m) Issues.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the four other most highly compensated executive officers whose compensation is reported in the Summary Compensation Table in such company’s proxy statement. The limitation does not apply to any compensation that satisfies the certain specific and detailed requirements to be treated as “qualified performance-based compensation” under Section 162(m) and its associated regulations.

            The Compensation Committee has reviewed the potential impacts of Section 162(m) on the anticipated tax treatment to the Company and its officers (including the Named Executive Officers) in its review and establishment of compensation programs and payments. While the Compensation Committee generally seeks to preserve the Company’s ability to claim any applicable tax deductions for compensation paid to executives to the greatest extent practicable, the Compensation Committee also believes that stockholder interests are best served by having the Committee retain the discretion and flexibility to structure certain elements of the Company’s incentive compensation programs based on considerations other than the full deductibility of compensation.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2006, 2007 and 2008:

Summary Compensation Table (1)
Name and Principal Position(2)	Year	Salary($) (3)	Bonus($) (3)	Stock Award(s) ($) (4)	Option Award(s) ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Charles B. Lebovitz, Chairman of the Board and Chief Executive Officer	2008	445,451	—	508,112	—	5,750	959,313
	2007	442,488	—	1,140,698	4,086	5,625	1,592,897
	2006	440,184	675,000	698,384	22,416	5,500	1,841,484
John N. Foy, Vice Chairman of the Board, Chief Financial Officer and Treasurer	2008	310,711	—	544,211	—	5,750	860,672
	2007	318,757	—	1,116,010	4,086	5,625	1,444,478
	2006	318,077	—	1,107,917	22,416	5,500	1,453,910
Stephen D. Lebovitz, Director, President and Secretary	2008	315,200	337,500	538,402	—	5,750	1,196,852
	2007	294,489	625,000	508,958	4,086	5,625	1,438,158
	2006	277,274	675,000	462,400	22,416	5,500	1,442,590
Ronald L. Fullam, Former Senior Vice President – Development	2008	379,054	50,000	270,439	—	414,046	1,113,539
R. Stephen Tingle, Former Senior Vice President – Development	2008	324,800	35,779	25,193	—	491,046	876,818
Eric P. Snyder, Former Senior Vice President – Director of Corporate Leasing	2008	116,500	—	18,745	—	1,212,586	1,347,831
	2007	451,832	250,000	71,573	2,298	5,625	781,328
	2006	431,832	325,000	63,398	12,612	5,500	838,342

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized at the Management Company, which is a taxable REIT subsidiary of the Company.

(2)	The position shown represents the individual’s position with the Company and the Management Company.

(3)

As described in more detail in the Grants of Plan-Based Awards Table and related footnotes herein, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz have elected to receive a portion of their salary and/or bonus compensation payable with respect to 2006, 2007 and 2008 in the form of unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan. The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2008 was as follows: Charles B. Lebovitz – $147,382 of salary; John N. Foy – $215,609 of salary; and Stephen D. Lebovitz – $209,800 of salary. The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2007 was as follows: Charles B. Lebovitz – $133,077 of salary and $625,000 of bonus compensation; John N. Foy – $187,563 of salary and $625,000 of bonus compensation; and Stephen D. Lebovitz – $205,512 of salary. The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2006 was as follows: Charles B. Lebovitz – $118,310 of salary; John N. Foy – $168,243 of salary and $675,000 of bonus compensation; and Stephen D. Lebovitz – $197,762 of salary. Each of the Named Executive Officers also elected to contribute a portion of his salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2006, 2007 and 2008.

(4)

This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes with respect to fiscal years 2006, 2007 and 2008, respectively, for the fair value of all stock awards (both restricted and unrestricted) granted under the Stock Incentive Plan in 2006, 2007 and 2008 as well as in prior fiscal years, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), issued by the Financial Accounting Standards Board. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 16 – Share Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. Amounts shown reflect the Company’s accounting expense for these awards (excluding the impact of estimated forfeitures), and do not correspond to the actual value that will be realized by each Named Executive Officer. Additional information on awards made during 2006, 2007 and 2008 is also presented in the Grants of Plan-Based Awards Table and related footnotes herein.

(5)

The Company did not grant any stock options during 2006, 2007 or 2008. This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes with respect to such years for the fair value of stock options granted to each of the Named Executive Officers under the Stock Incentive Plan in prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair values per option of $0.87 and $1.755 for the May 2001 and May 2002 grants, respectively, were estimated using the Black-Scholes option–pricing model in accordance with SFAS 123(R). The following assumptions were used for the May 2001 and May 2002 grants, respectively: expected life of 5.9 years and 7.0 years, expected volatility of 18.00% and 19.69%, expected dividend yield of 8.34% and 6.83%, and a risk free rate of 5.07% and 4.84%. For additional information, refer to Note 16 – Share Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC. Amounts shown reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by each Named Executive Officer.

(6)

For fiscal years 2006 and 2007, amounts shown represent matching contributions by the Management Company under the 401(k) Plan. The amount reported for Mr. Fullam for 2008 includes a lump-sum severance payment of $375,000 and $33,296 related to the accelerated vesting of his restricted stock awards, all of which was accrued pursuant to his separation from service due to a reduction in force effective December 31, 2008, as well as $5,750 of 401(k) Plan matching contributions. The amount reported for Mr. Tingle for 2008 includes a lump-sum severance payment of $312,000, a pro-rated bonus payment of $140,000 related to Mr. Tingle’s contributions to the success of certain of the Company’s development projects during the year and $33,296 related to the accelerated vesting of his restricted stock awards, all of which was accrued pursuant to his separation from service due to a reduction in force effective December 31,

2008, as well as $5,750 of 401(k) Plan matching contributions. The amount reported for Mr. Snyder for 2008 includes post-retirement payments totaling $1,000,000, a pro-rated bonus payment of $75,000 related to Mr. Snyder’s contributions to the Company’s leasing endeavors for a portion of the year, $104,051 related to the accelerated vesting of his restricted stock awards, and payment of health insurance premiums for Mr. Snyder and his spouse for a period of 2 years totaling $30,530, as well as $3,005 of 401(k) Plan matching contributions. The amounts reported for Messrs. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz for fiscal year 2008 represent matching contributions by the Management Company under the 401(k) Plan.

2008 Grants of Plan-Based Awards

Name of Executive	Grant Date	Date of Compensation Committee Approval of Bonus	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (4)
Charles B. Lebovitz	2/06/2008 3/31/2008 6/30/2008 9/24/2008 12/22/2008	N/A N/A N/A N/A N/A	7,500 (1) 1,559 (2) 1,556 (2) 1,868 (2) 6,128 (2)	$183,638 38,342 35,835 38,116 35,089
John N. Foy	2/06/2008 3/31/2008 6/30/2008 9/24/2008 12/22/2008	N/A N/A N/A N/A N/A	7,500 (1) 2,232 (2) 2,227 (2) 2,673 (2) 8,770 (2)	$183,638 54,878 55,959 54,553 50,219
Stephen D. Lebovitz	2/06/2008 3/31/2008 6/30/2008 9/24/2008 11/06/2008	N/A N/A N/A N/A N/A	7,500 (1) 2,517 (2) 2,510 (2) 3,013 (2) 2,218 (2)	$183,638 61,991 63,572 61,524 22,713
Ronald L. Fullam	2/06/2008 10/16/2008	N/A (3)	1,500 (1) 7,308 (3)	$ 36,728 245,246
R. Stephen Tingle	2/06/2008	N/A	1,500 (1)	$ 36,728
Eric P. Snyder	2/06/2008	N/A	1,500 (1)	$ 36,728

(1)

Represents an award of shares of restricted stock to such officer under the Stock Incentive Plan, approved and granted by the Compensation Committee on February 6, 2008, with the additional terms and conditions as described in the narrative presented below.

(2)

Represents fully vested, unrestricted shares of stock issued to such officer pursuant to agreements entered into under the Stock Incentive Plan, which provide that the amounts representing annual increases over each of such officers’ base salaries since 1995 (net of the dollar amounts withheld for taxes) are paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company’s Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month. The November 6, 2008 grant to Stephen D. Lebovitz represents a final award based on salary accrued through the termination of his quarterly deferral agreement as of November 1, 2008.

(3)

Represents shares of unrestricted Common Stock issued to Mr. Fullam under the Stock Incentive Plan in October 2008, in payment of $25,000 of his 2008 bonus compensation, determined under criteria approved by the Compensation Committee at meetings held on November 5, 2007 and May 5, 2008, together with aggregate compensation (including deemed earnings based on the Company’s Common Stock dividend) of $220,246 attributable to bonus compensation that was earned (and approved by the Compensation

Committee) in prior years but not paid due to an error in the Company’s administration of his compensation that was discovered during 2008.

(4)

Represents the SFAS 123(R) grant date fair value of the equity award. For awards of restricted Common Stock, such value is calculated using the average of the high and low trading price of our Common Stock on the grant date for the award. For unrestricted shares of Common Stock issued in lieu of salary or bonus compensation to certain officers as described above, such value is equal to the amount of such salary or bonus compensation that the officer has elected to receive in the form of stock (net of applicable withholding taxes).

Additional Information Concerning Compensation Reported Above

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2008 Grants of Plan-Based Awards Table.

Quarterly Deferred Compensation Arrangements for Three Named Executive Officers

As described in the footnotes to the two preceding tables, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are parties to agreements entered into under the Stock Incentive Plan, dated as of January 1, 2004, pursuant to which the amounts representing annual increases over each of such officers’ base salaries since 1995 (net of the dollar amounts withheld for taxes) are paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company’s Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month. As noted above, this arrangement was terminated as to Stephen D. Lebovitz, with the approval of the Compensation Committee, effective November 1, 2008.

Bonus Arrangements for Named Executive Officers

The terms of the bonus arrangements for the Named Executive Officers for fiscal 2008 are described above in the “Compensation Discussion and Analysis” section. Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable. As noted above, Ronald L. Fullam elected to receive 7,308 unrestricted shares of Common Stock in October 2008, in payment of $25,000 of his 2008 bonus compensation together with aggregate compensation (including deemed earnings based on the Company’s Common Stock dividend) of $220,246 attributable to bonus compensation that was earned in prior years but not paid due to an error in the Company’s administration of his compensation that was discovered during 2008.

Terms of Restricted Stock Grants to Named Executive Officers

The terms of each award of restricted shares of Common Stock granted to the Named Executive Officers in February 2008, with respect to performance during 2007, provide that the recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote. The restrictions expire with respect to 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant. The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order). If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer. If employment terminates during the restricted period due to death or disability (as defined in the award), or due to the officer having retired after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable. The terms of the restricted stock awards to the Named Executive Officers are substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted under the Stock Incentive Plan in February 2008 to employees of the Company. As discussed above in the Compensation Discussion and Analysis section of this Proxy Statement, during the first quarter of 2009 the Compensation Committee accepted the recommendation of the Company’s senior management that no restricted stock awards should be made with respect to the Company’s 2008 performance.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Charles B. Lebovitz	—	—	—	—	25,140 (3)	$163,410
John N. Foy	32,000 32,000		13.8375 18.2675	5/02/2011 5/07/2012	25,140 (3)	163,410
Stephen D. Lebovitz	—	—	—	—	25,140 (3)	163,410
Ronald L Fullam	10,209 18,000		13.8375 18.2675	5/02/2011 5/07/2012	5,260 (4)	34,190
R. Stephen Tingle					5,260 (4)	34,190
Eric P. Snyder	—	—	—	—	— (5)	—

(1)

The Company has not granted any stock options since 2002. All option awards reflected in the table vest in 20% increments on each of the first through fifth anniversaries of their date of grant and expire on the tenth anniversary of their date of grant; accordingly, all of the options reflected in the table are now fully vested.

(2)

Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the Stock Incentive Plan. Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant. Market value shown for all unvested shares of restricted stock is based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2008 (December 31) of $6.50 per share.

(3)

Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 640 shares will vest on May 10 in 2009; 4,000 shares will vest on May 9 in each of the years 2009 and 2010; 3,000 shares will vest on May 8 in each of the years 2009, 2010 and 2011; and 1,500 shares will vest on February 6 in each of the years 2009, 2010, 2011, 2012 and 2013.

(4)

As described below under “Potential Payments Upon Termination,” all outstanding shares of restricted stock held by Messrs. Fullam and Tingle were fully vested as of January 2, 2009 pursuant to Separation Agreements entered into with such officers in connection with a reduction in force effective December 31, 2008.

(5)

As described below under “Potential Payments Upon Termination,” all of Mr. Snyder’s previously outstanding shares of restricted stock were fully vested as of April 1, 2008 pursuant to an agreement which was executed in connection with his decision to retire from the Company effective March 31, 2008.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Charles B. Lebovitz	—	—	19,391 (2)	$364,142 (2)
John N. Foy	—	—	24,182 (3)	432,369 (3)
Stephen D. Lebovitz	—	—	18,538 (4)	426,560 (4)
Ronald L. Fullam	—	—	9,428 (5)	124,610 (5)
R. Stephen Tingle	—	—	2,120 (5)	55,622 (5)
Eric P. Snyder	—	—	7,380 (6)	178,633 (6)

(1)

There were no option exercises by any Named Executive Officer during 2008. For vesting of restricted stock awards during 2008, amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vests. For awards of unrestricted stock in lieu of salary or bonus, amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when such shares are issued. In each case, the officer either (A) may elect to sell all (or some portion) of the underlying shares immediately following the option exercise or the vesting or issuance date or (B) may elect to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date. Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer pursuant to stock option exercises or the vesting of restricted stock during the year.

(2)

Includes 11,111 immediately vested shares (valued at $147,382) which Charles B. Lebovitz received in payment of quarterly salary deferrals, as discussed above, and 8,280 shares (valued at $216,760) received pursuant to restricted stock awards which vested during fiscal 2008.

(3)

Includes 15,902 immediately vested shares (valued at $215,609) which Mr. Foy received in payment of quarterly salary deferrals, as discussed above, and 8,280 shares (valued at $216,760) received pursuant to restricted stock awards which vested during fiscal 2008.

(4)

Includes 10,258 immediately vested shares (valued at $209,800) which Stephen D. Lebovitz received in payment of quarterly salary deferrals, as discussed above, and 8,280 shares (valued at $216,760) received pursuant to restricted stock awards which vested during fiscal 2008.

(5)

Includes 2,120 shares (valued at $55,622) received pursuant to restricted stock awards which vested during fiscal 2008 and 7,308 shares of unrestricted Common Stock (valued at $68,988) issued pursuant to the Mr. Fullam’s election in October 2008 to receive 7,308 unrestricted shares of Common Stock in payment of $25,000 of his 2008 bonus compensation together with aggregate compensation (including deemed earnings based on the Company’s Common Stock dividend) of $220,246 attributable to bonus compensation that was earned in prior years but not paid due to an error in the Company’s administration of his compensation that was discovered during 2008.

(6)

As described below under “Potential Payments Upon Termination,” all of Mr. Snyder’s previously outstanding shares of restricted stock were fully vested as of April 1, 2008 pursuant to an agreement which was executed in connection with his decision to retire from the Company effective March 31, 2008.

Potential Payments Upon Termination

Except for the noncompetition arrangements described above, and except for the arrangements described below entered into (A) with Mr. Snyder in conjunction with the announcement of his retirement in March 2008 and (B) with Messrs. Fullam and Tingle in connection with their separation from service effective December 31, 2008, the Named Executive Officers do not have any employment, severance or change of control agreements with the Company. Accordingly, except for certain impacts on outstanding equity awards and the individual agreements with Messrs. Snyder, Fullam and Tingle, each as described below, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all salaried employees under the Company’s 401(k) Plan, insurance and other benefits programs (including the Company’s current policy on continuation of medical benefits for certain retirees, as described below).

Impact of Death, Disability or Retirement on Outstanding Awards Under the Stock Incentive Plan

All of the outstanding options granted to the Named Executive Officers under the Stock Incentive Plan provide that if the grantee’s employment terminates without “Cause” or by reason of death, the option may be exercised by the grantee’s estate or representative for up to one year thereafter, but only to the extent that it was vested/exercisable on the date of such termination. In the case of a termination of employment due to disability or retirement, such options provide that they generally may be exercised by the grantee or the grantee’s representative for up to three years following such event, but only to the extent that they were vested/exercisable on the date of termination. Unless otherwise determined by the Compensation Committee, the Stock Incentive Plan defines “Cause” for such purpose to mean (i) a felony conviction under applicable Federal or state law, (ii) dishonesty in the course of the optionee’s employment duties or (iii) willful failure on the part of the optionee to perform his duties in any material respect.

Outstanding restricted stock awards made to the Named Executive Officers prior to 2004 under the Stock Incentive Plan generally provide that all unvested shares are immediately forfeited if the grantee’s employment terminates for any reason, including death, disability or retirement. Restricted stock awards made to the Named Executive Officers in 2004 and subsequent years, however, provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate.

“Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.

Beginning with the 2006 annual restricted stock grants, the Company has added a provision which states that, if the grantee’s employment terminates due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that is not vested as of such date shall immediately vest in the grantee.

Based on the foregoing, the following table summarizes the intrinsic value (that is, the value based on the Company’s stock price, and in the case of options, the Company’s stock price minus the exercise price) of all equity awards that each of the Named Executive Officers would have been entitled to retain if he had retired, died or become disabled, assuming that such event occurred as of December 31, 2008 (and using the NYSE closing price of $6.50 per share on December 31, 2008, the last trading day of the year):

Name	Termination Due to Retirement		Termination Due to Death/Disability
	Options	Restricted Stock Grants	Options	Restricted Stock Grants
Charles B. Lebovitz	—	$107,250 (1)	—	$163,410
John N. Foy	— (2)	—	— (2)	163,410
Stephen D. Lebovitz	—	—	—	163,410
Ronald L. Fullam (3)	— (2)	—	— (2)	34,190
R. Stephen Tingle (4)	—	—	—	34,190
Eric P. Snyder (5)	—	—	—	—

(1)

Since Charles B. Lebovitz is the only Named Executive Officer to have attained age 70 with 10 years of continuous employment with the Company as of December 31, 2008, no other Named Executive Officer would have retained any unvested shares of restricted stock if he had retired as of such date.

(2)

Although (A) Mr. Foy held exercisable options to purchase a total of 64,000 shares of Common Stock and (B) Mr. Fullam held exercisable options to purchase a total of 28,209 shares of Common Stock as of December 31, 2008, the exercise price applicable to all such options substantially exceeded the then-current market price for the Common Stock.

(3)

The actual compensation payable to Mr. Fullam pursuant to a Separation Agreement executed in connection with the December 31, 2008 termination of his employment as an executive officer of the Company is described below.

(4)

The actual compensation payable to Mr. Tingle pursuant to a Separation Agreement executed in connection with the December 31, 2008 termination of his employment as an executive officer of the Company is described below.

(5)

The actual compensation payable to Mr. Snyder pursuant to a letter agreement dated March 3, 2008 and entered into with Mr. Snyder in conjunction with his announcement of his retirement from the Company is described below.

Agreement with Ronald L. Fullam

In connection with the termination of Mr. Fullam’s employment as an executive officer of the Company due to a reduction in force that occurred as of December 31, 2008, the Company entered into a Separation Agreement with Mr. Fullam which provided for compensation as follows:

•	The Company provided Mr. Fullam with severance compensation in the form of a single, lump-sum payment of $375,000 which was paid (net of applicable withholding) on January 5, 2009.

•

All of Mr. Fullam’s 5,260 outstanding shares of restricted Common Stock issued under the Company’s Stock Incentive Plan were fully vested as of January 2, 2009. (The market value of such shares at vesting, based on the closing price of CBL’s Common Stock on the NYSE on such date, was $6.57 per share, or $34,558.)

•

The Separation Agreement also contains customary provisions requiring Mr. Fullam to refrain from any disparagement of the Company or its employees and affiliates and from any disclosure of confidential business information known to Mr. Fullam in his capacity as an executive officer of the Company. Mr. Fullam also executed a customary release in connection with the letter agreement.

Agreement with R. Stephen Tingle

In connection with the termination of Mr. Tingle’s employment as an executive officer of the Company due to a reduction in force that occurred as of December 31, 2008, the Company entered into a Separation Agreement with Mr. Tingle which provided for compensation as follows:

•	The Company provided Mr. Tingle with severance compensation in the form of a single, lump-sum payment of $312,000 which was paid (net of applicable withholding) on January 5, 2009.

•

The Company also paid Mr. Tingle $140,000 (net of applicable withholding) on January 5, 2009, as a pro-rata share of his 2009 bonus compensation, in connection with his contributions to certain development projects expected to open during 2009.

•

All of Mr. Tingle’s 5,260 outstanding shares of restricted Common Stock issued under the Company’s Stock Incentive Plan were fully vested as of January 2, 2009. (The market value of such shares at vesting, based on the closing price of CBL’s Common Stock on the NYSE on such date, was $6.57 per share, or $34,558.)

•

The Separation Agreement also contains customary provisions requiring Mr. Tingle to refrain from any disparagement of the Company or its employees and affiliates and from any disclosure of confidential business information known to Mr. Tingle in his capacity as an executive officer of the Company. Mr. Tingle also executed a customary release in connection with the letter agreement.

Agreement with Eric P. Snyder

On March 3, 2008, Eric P. Snyder announced his retirement from the Company, effective March 31, 2008. In conjunction with Mr. Snyder’s announcement, the Company entered into a letter agreement with Mr. Snyder dated March 3, 2008. The letter agreement provides for compensation to Mr. Snyder in conjunction with his retirement as follows:

•	The Company paid Mr. Snyder a total of $1,000,000 in cash, with 50% of such amount paid on April 1, 2008 and the remainder paid on February 1, 2009.

•	The Company also paid Mr. Snyder an additional $75,000 in cash on April 1, 2008, as a pro-rata share of his bonus compensation for fiscal 2008.

•

Outstanding restricted stock award agreements under the Stock Incentive Plan were modified, such that all of Mr. Snyder’s 7,380 outstanding shares of restricted Common Stock issued under the Company’s Stock Incentive Plan were fully vested as of April 1, 2008. (The market value of such shares on the date of the letter agreement, based on the average of the high and low price of CBL’s Common Stock on the NYSE on such date, was $23.535 per share, or $173,688. The market value of such shares upon vesting on April 1, 2008, based on the average of the high and low price of CBL’s Common Stock on the NYSE on such date, was $24.205 per share, or $178,633.

•

Mr. Snyder and his wife are entitled to continue to participate in the Company’s health insurance plans on the same terms as similarly situated retirees under current Company policy for a period of two years from the date of Mr. Snyder’s retirement.

•

The letter agreement also contains customary provisions requiring Mr. Snyder to refrain from any disparagement of the Company or its employees and affiliates and from any disclosure of confidential business information known to Mr. Snyder in his capacity as an executive officer of the Company. Mr. Snyder also executed a customary release in connection with the letter agreement.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2008. Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Total ($)
Claude M. Ballard	$59,750	$12,003	—	$71,753
Gary L. Bryenton	56,250	12,003	—	68,253
Martin J. Cleary	49,250	12,003	—	61,253
Matthew S. Dominski	60,625	12,003	—	72,628
Leo Fields	54,500	12,003	—	66,503
Winston W. Walker	81,500	12,003	—	93,503

(1)

This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2008 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(2)

This column represents the dollar amount of compensation expense recognized for financial statement reporting purposes with respect to fiscal 2008 for the fair value of all stock awards granted to the Non-Employee Directors under the Stock Incentive Plan in 2008 as well as in prior fiscal years, calculated in accordance with SFAS 123(R). The fair value of these restricted stock grants is calculated using the average of the high and low trading prices for the Company’s Common Stock on the NYSE on the date of grant. For additional information, refer to Note 16 – Share Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC. Amounts shown reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by each Non-Employee Director.

(3)

During 2008, each Non-Employee Director was granted 500 shares of restricted Common Stock under the Stock Incentive Plan, having a grant date fair value of $24.005 per share, which was the average of the high and low trading prices of the Company’s Common Stock as reported on the NYSE on January 2, 2008. The aggregate number of the outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2008 was as follows: Claude M. Ballard –3,200 shares; Gary L. Bryenton – 3,200 shares; Martin J. Cleary – 3,200 shares; Matthew S. Dominski – 2,500 shares; Leo Fields – 3,200 shares; and Winston W. Walker – 3,200 shares.

(4)

The Company did not grant any stock options during 2008. The Company did not record any compensation expense in fiscal 2008 related to stock options granted to directors in prior years because all of such options were fully vested on the date of grant and, accordingly, all related compensation expense was recognized at that time.

(5)

The aggregate number of shares of Common Stock subject to outstanding options held by each Non-Employee Director as of December 31, 2008 was as follows: Claude M. Ballard – none; Gary L. Bryenton –2,000 shares; Martin J. Cleary –2,000 shares; Matthew S. Dominski – none; Leo Fields – none; and Winston W. Walker – none.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of non-employee directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers). Additional compensation is provided to non-employee directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors. While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that some adjustments may be warranted. As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company. As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered. The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for non-employee directors, is intended by the Compensation Committee to align the interests of the non-employee directors with those of the Company’s stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

In November 2007, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to make the adjustments summarized below to the cash portion of the Company’s compensation arrangements for each Non-Employee Director, which had not been adjusted since January 1, 2005. The column listing fees payable prior to January 1, 2008 reflects the fees paid to Non-Employee Directors during 2007, as described above, while the column for fees effective January 1, 2008 summarizes the new fee arrangements effective for the current year:

Description	Amount of Fee Prior to January 1, 2008	New Fees Effective January 1, 2008
Annual Fee for each Non-Employee Director	$27,500	$30,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	$1,500	$1,750
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$750	$875
Monthly Fee for the Audit Committee Chairman*	$2,000	$2,500
Fee for each Telephonic Board or Committee Meeting	$750	$875

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committees.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Each fiscal year of the Company, Non-Employee Directors also receive either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 1,000 shares of restricted Common Stock of the Company. For 2007, each Non-Employee Director received 500 shares of restricted Common Stock of the Company with a value (on the date of grant, January 2, 2008) of $24.005 per share, the average of the high and low trading prices of the Company’s Common Stock as reported on the NYSE on January 2, 2008. For 2008, each Non-Employee Director received 750 shares of restricted Common Stock of the Company with a value (on the date of grant, January 2, 2009) of $6.33 per share, the average of the high and low trading prices of the Company’s Common Stock as reported on the NYSE on January 2, 2009. The restrictions on shares of Common Stock received by the Non-Employee Directors are set forth in the Stock Incentive Plan and provide that such shares may not be transferred during the Non-Employee Director’s term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

Equity Compensation Plan Information as of December 31, 2008

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2008 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	608,015	$15.89 (1)	1,441,120
Equity compensation plans not approved by security holders	None	N/A	N/A

(1)

The weighted average calculation does not reflect 51,251 shares reserved for issuance under deferred compensation arrangements as of December 31, 2008. The Company’s Stock Incentive Plan permits the Compensation Committee to enter into deferred compensation arrangements designed to provide a deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock or cash. As used by the Compensation Committee, these deferred compensation arrangements typically allow the executive/employee to elect to defer a portion of his/her salary or bonuses into the arrangement on an unfunded and unsecured basis. For deferred compensation arrangements payable in Common Stock, the amount of salary or bonus deferred is then deemed to be converted to shares of the Company’s Common Stock based on the closing price of the Common Stock on the date of the deferral. The number of such shares is then further deemed to increase as dividends are paid on the Common Stock as if such dividends had been utilized via the Company’s Dividend Reinvestment Plan to acquire additional shares of Common Stock at the price provided through the Company’s Dividend Reinvestment Plan. The arrangements generally provide that on the earlier of (i) a date certain as specified in each deferred compensation arrangement or (ii) the death, disability or termination of employment of the executive/employee or (iii) the merger, consolidation or sale of the Company, the executive/employee will then be entitled to receive the stated amount of cash or, for deferred compensation arrangements payable in Common Stock, that number of shares of Common Stock deemed set aside on the date of the deferral together with additional shares of Common Stock deemed acquired through the Company’s Dividend Reinvestment Plan through the date of the payout.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Claude M. Ballard, Martin J. Cleary, Matthew S. Dominski and Winston W. Walker, with Mr. Ballard serving as Chairman. None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company is composed of four Independent Directors (Claude M. Ballard, Chairman, Martin J. Cleary, Matthew S. Dominski and Winston W. Walker) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2009 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

COMPENSATION COMMITTEE

Claude M. Ballard (Chairman)

Martin J. Cleary

Matthew S. Dominski

Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company is composed of four Independent Directors (Winston W. Walker, Chairman, Claude M. Ballard, Gary L. Bryenton and Matthew S. Dominski) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com. The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors. Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2008 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an “audit committee financial expert”.

AUDIT COMMITTEE

Winston W. Walker (Chairman)

Claude M. Ballard

Gary L. Bryenton

Matthew S. Dominski

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or the Operating Partnership and one or more directors or officers of the Company or (ii) between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them. The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above. The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2008 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties. The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee. See “Retained Property Interests.” The Operating Partnership owns 100% of both of the Management Company’s preferred stock and its common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 9, 2009, 66,407,096 common partnership units, representing a 1.6% interest as the sole general partner and a 55.1% interest as a limited partner for an aggregate 56.7% interest in the Operating Partnership. As of March 9, 2009, CBL’s Predecessor owned 14,678,230 common partnership units, representing a 12.5% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 2,985,678 shares of the Company’s Common Stock, for a combined total interest of 15.1% in the Operating Partnership. Certain executive and senior officers also own common partnership units.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the rights to exchange all or a portion of their common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 22.5% minority interest in Jacksonville Avenues Limited Partnership, the majority interest of which is owned by third parties. The properties retained by CBL’s Predecessor are managed and leased by the Management Company, which receives a fee for its services pursuant to property management agreements that were already in place prior to the Company’s initial public offering in November 1993. Accordingly, these agreements were not subject to review under the procedures prescribed in the Company’s Bylaws since they predate the adoption of the Bylaws, and their existence was disclosed in the Company’s initial public offering prospectus and has been continually disclosed to investors in the Company’s periodic reports filed with the SEC since that time. During fiscal year 2008, CBL’s Predecessor paid the Management Company approximately $188,079 under such arrangements. The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor: Charles B. Lebovitz (Chairman and CEO of the Company); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (President and Secretary of the Company); Michael I. Lebovitz (Senior Vice President – Chief Development Officer of the Company); Alan L. Lebovitz (Senior Vice President – Asset Management of the Company); and Beth Lebovitz-Backer); John N. Foy (Vice Chairman of the Board and Chief Financial Officer of the Company); and Ben S. Landress (Executive Vice President – Management of the Company).

These property management arrangements are expected to continue on substantially similar terms, with management fees paid on the same basis, during fiscal year 2009.

Certain Joint Ventures

On October 24, 2005, affiliates of the Company and of JRI entered into a definitive agreement to form a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC. Under the terms of the joint venture agreement, the Company assumed management, leasing and any future development responsibilities for the property, and is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the property, and any operating deficits of the joint venture. The Company has guaranteed funding of such items up to a maximum of $50 million. The joint venture’s profits will be allocated 50/50 to JRI and the Company. The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital, and repayment of the balance of Jacobs’ equity, share equally with JRI in the joint venture’s cash flows. Pursuant to the terms of the joint venture, during 2008 the Company contributed $226,266 in accordance with its funding obligations and received total distributions of $2,556,354, and JRI made no additional capital contributions and received total distributions of $4,866,081.

On April 27, 2005, affiliates of the Company and JRI formed a joint venture for the development of Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida. Under the terms of the joint venture arrangement, the Company acquired a 50% interest in the joint venture, and will provide any additional equity necessary to fund the development of the property, as well as to fund up to an aggregate of $30.0 million of any operating deficits of the joint venture. The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital of $40.3 million, share equally with JRI in the joint venture’s profits. JRI oversaw Phase One of this development, while the Company will oversee and be responsible for the development of the remaining phases of the project. The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement. Pursuant to the terms of the joint venture, during 2008 the Company contributed $5,069,397 in accordance with its funding obligations and received total distributions of $402,000. JRI made no additional capital contributions and received no distributions, due to the Company having not yet received repayment of its invested capital plus the required preferred return.

JRI’s ownership interests in the Company are described above, under the headings “Certain Terms of the Jacobs Acquisition” and “Security Ownership of Certain Beneficial Owners and Management.” Each of the joint venture transactions described above was approved by the Company’s Board of Directors, which included approval by all of the Independent Directors.

Affiliated Entities

Certain executive officers of the Company and two members of the immediate family of Charles B. Lebovitz collectively have a significant but non-controlling interest in EMJ Corporation, a major national construction company that built substantially all of the properties developed by the Company and was building 29 of the Company’s projects under construction as of December 31, 2008, including renovations and expansions. Such interests, which collectively aggregate to 46.28% of the total equity interests in the construction company, are held by the following individuals: Charles B. Lebovitz (Chairman and CEO of the Company); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (President and Secretary of the Company); Michael I. Lebovitz (Chief Development Officer – Senior Vice President of the Company); Alan L. Lebovitz (Senior Vice President – Asset Management of the Company); and Beth Lebovitz-Backer); John N. Foy (Vice Chairman of the Board and Chief Financial Officer of the Company); and Ben S. Landress (Executive Vice President – Management of the Company). Charles B. Lebovitz is also a director of this construction company and receives substantial director fees in such capacity. The majority interest in the construction company is held by members of the construction company’s senior management and a majority of the construction company’s directors are members of its senior management, none of whom are affiliated (as shareholders or directors) with CBL’s Predecessor or the Company.

As of December 31, 2008, the Company had 29 active contracts (including contracts with respect to each of the construction properties) with such construction company having an aggregate value of approximately $387.6 million (the portion of such amount that is the Company’s obligation is $314.1 million and the balance is the obligation of its third party partners). During fiscal year 2008, the Company and its third party partners paid an aggregate of approximately $256.1 million to this construction company (the portion of such amount that was paid by the Company was$179.5 million and the balance was paid by its third party partners). Gross revenues to the construction company from its contracts with the Company in 2008 represented less than one-third of the 2008 aggregate gross revenues of the construction company.

The Company’s Audit Committee reviews the relationship between the Company and the referenced construction company pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994. These procedures include an ongoing review by the Company’s independent auditors of a cross section of the Company’s contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor.

During the first month of 2008, the construction company also leased 20,637 square feet of office space from the Company. This lease was approved at the time that it was entered into by the Independent Directors in accordance with the Bylaws. In connection with such approval, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms. The aggregate of all payments made (or to be made) by the construction company to the Company with regard to this lease during fiscal 2008 totaled $71,860. During 2007, the construction company negotiated a new lease agreement with the Company with respect to office space in a new office building adjacent to the Company’s existing office building. The construction company relocated its office facilities to this new space, pursuant to the terms of the new lease, effective February 1, 2008. This move replaced the office space subject to the arrangement that was in effect during the first month of 2008 and in prior years with a new lease for 41,964 square feet of space in the new building. The aggregate of all payments made (or to be made) by the construction company to the Company from February 1, 2008 through the end of the contract term of the new lease (January 31, 2018) is $11,223,809 (based on estimates of tenant cost recoveries currently in effect), with such payments during fiscal 2008 having totaled $1,031,732. This new lease also was approved by the Company’s Independent Directors in accordance with the Bylaws. In connection with such approval, as with the prior lease, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms.

100 SC Partners, a limited partnership that owns two aircraft used by the personnel of the Company and the construction company, is beneficially owned as follows: 560, Inc., which holds a 1% interest as the sole general partner of the partnership, is wholly owned by Charles B. Lebovitz; CBL’s Predecessor holds a 98% limited partner interest and the construction company owns a 1% limited partner interest. 560, Inc. also owns a fractional interest in another aircraft used by the personnel of the Company. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 2008, the Company paid approximately $2.79 million as reimbursement for operating expenses pursuant to such arrangement, with the amount of such reimbursement being previously approved by the Company’s Independent Directors in accordance with the Bylaws. As described above, certain individuals who are deemed to be “related persons” with respect to the Company in accordance with applicable SEC rules collectively own 100% of CBL’s Predecessor and own 46.28% of the equity interests in the construction company.

Certain Retail Leases

Certain officers and certain Company employees are partners in partnerships that lease 30 spaces representing approximately 25,916 square feet in 23 of the Company’s malls as tenants. Such spaces are operated as food service and entertainment establishments. The aggregate of all payments made (or to be made) by such entities to the Company from January 1, 2008 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $20,482,000, with such payments during fiscal 2008 having totaled $2,554,000. The following table sets forth information concerning the interest of each individual who served as an executive officer of the Company during any portion of 2008 and who participates in any of these partnerships, to the extent that the value of such officer’s pro-rata interest in the aggregate lease payments described above exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates	Pro-Rata Interest in Total Lease Payments Based on Officer’s Aggregate Ownership Interest(1)
John N. Foy Vice Chairman of the Board of Directors, Chief Financial Officer and Treasurer	4	$374,300
Augustus N. Stephas Chief Operating Officer – Senior Vice President	9	921,845
Eric P. Snyder (2) Former Senior Vice President – Director of Corporate Leasing	9	921,845
Stephen D. Lebovitz President and Secretary	3	144,369
Ronald L. Fullam (3) Former Senior Vice President – Development	8	694,012
Ben S. Landress Executive Vice President – Management	4	372,746
Michael I. Lebovitz Chief Development Officer – Senior Vice President	9	545,330
Mark D. Mancuso Senior Vice President –Development	7	553,596
Farzana K. Mitchell Senior Vice President – Finance	2	172,356
Jerry L. Sink Senior Vice President – Mall Management	3	305,382
R. Stephen Tingle (3) Former Senior Vice President – Development	7	616,912
Charles W.A. Willett, Jr. Senior Vice President – Real Estate Finance	4	304,091

(1)	Excludes any future percentage rents based on sales levels which are not presently determinable.
(2)	Mr. Snyder’s tenure as an executive officer of the Company ended March 31, 2008.
(3)	Mr. Fullam and Mr. Tingle ended their respective tenures as executive officers of the Company effective December 31, 2008.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws. In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Michael I. Lebovitz and Alan L. Lebovitz, sons of Charles B. Lebovitz, are employed by the Company as Chief Development Officer – Senior Vice President and Senior Vice President – Asset Management, respectively, and Daniel M. Backer, the son-in-law of Charles B. Lebovitz, also is employed by the Company. Each receives compensation from the Company commensurate with his level of experience and other Company employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner described above for all Company officers. During 2008, the aggregate compensation paid by the Company to each of these individuals (including both cash compensation and the amount of compensation expense recognized by the Company pursuant to SFAS 123(R) with respect to outstanding stock and option awards) was as follows: Michael I. Lebovitz – $605,746, Alan L. Lebovitz – $456,818 and Daniel M. Backer – $148,334. Each also is eligible for equity awards under the Company’s Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees. The compensation of both Michael I. Lebovitz and Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of vice president or higher, and the compensation of Daniel M. Backer was approved by the Compensation Committee pursuant to the related person transaction approval procedures set forth in Section I(E) of the Company’s Code of Business Conduct.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”). The Company is currently maintaining a $105 million line of credit from a group of banks led by First Tennessee that matures in 2010. There was no outstanding balance on this line of credit as of December 31, 2008. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms. All such transactions have been, and will continue to be, approved by the Company’s Board of Directors.

John N. Foy served as an advisory director of Regions Bank of Tennessee (“Regions”) until Regions discontinued its advisory board during the first quarter of 2009. The Company is currently maintaining an unsecured $10 million line of credit from Regions to be used only for Letters of Credit that matures in 2010. There was approximately $0.8 million of Letters of Credit drawn on this line of credit as of December 31, 2008. The Company also maintains a secured $17.0 million line of credit to be used only for Letters of Credit from Regions that matures in 2009. There was approximately $3.0 million of Letters of Credit drawn on this line of credit as of December 31, 2008. Regions is a 26% participant in the First Tennessee line of credit referred to in the immediately preceding paragraph and provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with Regions on competitive terms. All such transactions have been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2007 and 2008 by Deloitte & Touche in the amounts set out in the following table.

	2007	2008
Audit Fees (1)	$ 933,002	$ 892,850
Audit-Related Fees (2)	217,429	209,000
Tax Fees – Compliance (3)	235,000	260,000
Tax Fees – Consulting (4)	725,900	503,050
Total	$2,111,331	$1,864,900

(1)

Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2008, the audit of the Company’s internal controls over financial reporting as of December 31, 2007 and 2008, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2007 and 2008 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.
(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to mergers and acquisitions, joint ventures and tax planning services.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules. The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting. The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent auditors for the Company’s fiscal year ending December 31, 2009. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Company’s independent auditors for the 2009 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte & Touche as the Company’s independent auditors for the 2009 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR 2009

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING

DECLASSIFICATION OF THE BOARD

The Company has been informed that Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, the owner of 1,289 shares of Common Stock, intends to introduce at the Annual Meeting the following resolution. If properly presented, this proposal will be voted on at the Annual Meeting. The Board of Directors unanimously recommends a vote AGAINST this stockholder proposal. Voting on this matter would serve only as an advisory vote for the Board of Directors to reconsider its classified board structure. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and his supporting statement is set forth below exactly as submitted by him. The Board of Directors’ statement in opposition to Mr. Armstrong's proposal immediately follows. The Company is not responsible for the contents of Mr. Armstrong’s resolution or his supporting statement.

Stockholder Proposal—Declassification of the Board

That the shareholders of CBL & ASSOCIATES PROPERTIES, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Supporting Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

The Board currently has three classes of directors with the members of each class serving three-year terms. Each year, one class—approximately one-third of the Board—is up for election. The Board of Directors has carefully considered the above proposal and has concluded that the current classified board structure continues to provide significant benefits to the Company and its stockholders for the following reasons:

Continuity and Long-Term Strategic Planning. The current classified board structure promotes greater continuity, stability and knowledge of the Company’s business affairs and financial strategies by ensuring that a majority of the directors at any given time will have prior experience as directors of the Company. Directors who have experience and familiarity with the Company’s business affairs and operations and a solid understanding of its future plans and opportunities are better suited to make long-term strategic decisions for the Company and guide management in implementing such decisions. Election of directors by classes safeguards this long-term advantage by preventing the sudden disruptive changes to the composition of the Board that would accompany election of an entirely new Board in any one year. In addition, the Board believes that the classified Board structure enhances its ability to focus on delivering superior returns to stockholders and contributes to the creation of long-term value for stockholders.

Attracting Highly Qualified Directors. The Board believes that the classified structure helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.

Negotiations With Potential Acquirers. The classified board structure enhances the Board’s ability to negotiate the best results for the stockholders in a takeover situation and reduces the Company’s vulnerability to certain unfriendly or unsolicited takeover tactics. A classified board does not, in and of itself, preclude unsolicited acquisition proposals or prevent a Company from being acquired at a price that is fair and reasonable. On the contrary, the structure is intended to encourage a party seeking to obtain control of the Company to negotiate with the Board, placing the Board in a better position to seek the best possible outcome for all stockholders. Since at least two annual meetings would be required to effect a change in control of the Board, the classified structure reduces the threat of removal of a majority of the Board through a single proxy contest. This provides incumbent directors with additional time and bargaining leverage to evaluate the terms of a takeover proposal, negotiate on behalf of our stockholders and consider alternative proposals.

Accountability. The current classified board structure does not compromise the directors’ accountability to our stockholders. All directors have the same statutory responsibility to act in the best interests of the Company regardless of the length of their terms of office. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. Furthermore, since approximately one-third of the directors must stand for election each year, the stockholders have an annual opportunity to express any dissatisfaction they may have with the Board.

For the foregoing reasons, the Board has determined that retention of the classified board is in the best interests of the Company and its stockholders.

Vote Required to Approve the Proposal; Advisory Nature

The affirmative vote of the holders of at least a majority of shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal No.3. As noted above, stockholders should be aware that this stockholder proposal is simply a request that the Board of Directors take the action stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors and, therefore, its approval would not necessarily effectuate the declassification of the Board of Directors and require annual election of all the Company’s directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

THE STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2010 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than November 27, 2009, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting us in the same manner. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, you can obtain a copy by contacting our Vice President – Corporate Communications and Investor Relations, either by mail at our corporate office or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ

Secretary

Chattanooga, Tennessee

March 27, 2009

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO VICE PRESIDENT – CORPORATE COMMUNICATIONS AND INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

CBL

CBL & ASSOCIATES PROPERTIES, INC.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 p.m., Eastern Time, on May 03, 2009.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1. To re-elect two directors to serve for three years and until their respective successors have been duly elected and qualified.

For	Withhold	For	Withhold
01 – Matthew S. Dominski	☐	☐	02 – John N. Foy	☐	☐

For Against Abstain	For Against Abstain
2.	To ratify the selection of Deloitte & Touche, LLP as the independent registered public accountants for the Company's fiscal year ending December 31, 2009	☐	☐	☐	3.	A stockholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors and require annual election of all the Company's directors.	☐	☐	☐

B   Non-Voting Items

Change of Address — Please print your new address below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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CBL

CBL & ASSOCIATES PROPERTIES, INC.

Proxy – CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 4, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 4, 2009, at 4:00 p.m., local time, at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

(Items to be voted appear on reverse side.)